    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 2000
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              IMPRESSE CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                                7389                         94-3288153
 (State or Other Jurisdiction          (Primary Standard Industrial          (I.R.S. Employer
              of                       Classification Code Number)        Identification Number)
Incorporation or Organization)

                             1309 SOUTH MARY AVENUE
                              SUNNYVALE, CA 94087
                                 (408) 530-2000

              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                  NIMISH MEHTA
                            CHIEF EXECUTIVE OFFICER
                             1309 SOUTH MARY AVENUE
                              SUNNYVALE, CA 94087
                                 (408) 530-2000

(Name, Address Including Zip Code, and Telephone Number Including Area Code, of
                               Agent for Service)
                         ------------------------------

                                   COPIES TO:

             JOSHUA L. GREEN                                     BRUCE DALLAS
             JON E. GAVENMAN                                DAVIS POLK & WARDWELL
            VENTURE LAW GROUP                                1600 El Camino Real
        A Professional Corporation                           Menlo Park, CA 94025
           2800 Sand Hill Road                                 (650) 752-2000
           Menlo Park, CA 94025
             (650) 854-4488

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                 TITLE OF EACH CLASS                     PROPOSED MAXIMUM AGGREGATE
            OF SECURITIES TO BE REGISTERED                   OFFERING PRICE(1)         AMOUNT OF REGISTRATION FEE
Common Stock, par value $0.001........................          $65,000,000                     $17,160

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS (SUBJECT TO COMPLETION)
ISSUED FEBRUARY 1, 2000

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                          SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------

IMPRESSE CORPORATION IS OFFERING          SHARES OF ITS COMMON STOCK. THIS IS
OUR INITIAL PUBLIC OFFERING AND NO PUBLIC MARKET CURRENTLY EXISTS FOR OUR SHARES. WE ANTICIPATE THAT THE INITIAL PUBLIC OFFERING PRICE WILL BE BETWEEN
$       AND $       PER SHARE.

                              -------------------

WE HAVE APPLIED FOR OUR COMMON STOCK TO BE QUOTED ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "IMPC."

                              -------------------

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                              -------------------

                             PRICE $       A SHARE

                              -------------------

                                                                             UNDERWRITING
                                                          PRICE TO          DISCOUNTS AND         PROCEEDS TO
                                                           PUBLIC            COMMISSIONS            IMPRESSE
                                                          --------          -------------         -----------
PER SHARE..........................................          $                    $                    $
TOTAL..............................................          $                    $                    $

IMPRESSE HAS GRANTED THE UNDERWRITERS THE RIGHT TO PURCHASE UP TO AN ADDITIONAL
          SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

MORGAN STANLEY & CO. INCORPORATED EXPECTS TO DELIVER THE SHARES TO PURCHASERS ON
             , 2000.

                              -------------------

MORGAN STANLEY DEAN WITTER
         MERRILL LYNCH & CO.
                                                       DEUTSCHE BANC ALEX. BROWN

             , 2000

                                   [artwork]

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Prospectus Summary....................      3
Risk Factors..........................      5
Special Note Regarding Forward-Looking
  Statements..........................     14
Use of Proceeds.......................     15
Dividend Policy.......................     15
Capitalization........................     16
Dilution..............................     17
Selected Financial Data...............     18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     19

Business..............................     24
                                          PAGE
                                          ----
Management............................     37
Related Party Transactions............     46
Principal Stockholders................     48
Description of Capital Stock..........     51
Shares Eligible for Future Sale.......     54
Underwriters..........................     56
Legal Matters.........................     58
Experts...............................     58
Additional Information................     58
Index to Financial Statements.........    F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

    UNTIL             , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING IMPRESSE AND OUR COMMON STOCK BEING SOLD IN THIS OFFERING AND OUR FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

    Impresse is a leading provider of business-to-business e-commerce solutions for the creation and procurement of commercially printed materials. Our hosted impresse.com service provides a platform for corporations, their commercial print suppliers, their design, advertising and marketing agencies and other participants in the print supply chain to design, specify, price, order, track, fulfill and pay for print jobs.

    Both corporate print buyers and their printers save time and increase their productivity by replacing inefficient manual processes with the real-time collaboration capabilities of our impresse.com service. For example, by automating the process of requesting quotes for print jobs, our impresse.com service allows corporations to access a broader range of printers and compare more bids, more efficiently, thereby creating the opportunity to reduce print product costs. Corporations further benefit from enterprise-wide consolidation of transaction information, which can be utilized to make better print procurement decisions and achieve economies of scale. Printers benefit from our service because more potential customers can reach them through our network. In addition, because our service streamlines the print procurement process, printers can better allocate their time and resources to cultivate new, and improve existing, customer relationships.

    Virtually all businesses rely on commercially printed materials as the primary medium for important business communications, such as marketing brochures, promotional materials, direct mail, annual reports, product and user manuals and other informational items. According to Raine Consulting, Inc., a graphic arts industry consulting firm, large corporations typically spend approximately 2% to 3% of their revenue on commercially printed materials. Based on estimates by CAP Ventures, a print industry research firm, sales in the U.S. printing and publishing industry totaled approximately $292 billion in 1998, of which over $150 billion was derived from the commercial printing segments we target.

    The commercial print industry is a particularly attractive market for our impresse.com service because:

    - it is highly fragmented, with over 51,000 commercial printers in the U.S., according to the Printing Industries of America, an industry trade association;

    - 78% of commercial printers have access to and use the Internet, according to Harris Interactive, a market research firm;

    - most commercial printing content is digitally stored and can be readily transferred through the Internet; and

    - traditional methods of print procurement are cumbersome, time-consuming, labor-intensive and prone to error.

    Since print buyers and the corporations they represent have significant market leverage relative to their commercial print suppliers, our strategy is to target large multinational corporations that represent the greatest aggregate demand for commercial print. We believe that their significant buying power will enable us to attract a critical mass of printers to our network. To further accelerate the growth of our network, we intend to leverage our existing strategic relationships with key industry leaders such as Adobe Systems, Ariba, Hewlett-Packard, Oracle, Logic Associates and WAM!NET to gain access to their corporate customers, and to establish additional strategic relationships.

    As of January 28, 2000 we had signed agreements to use our impresse.com service with 62 corporations and agencies and 106 of their commercial print suppliers. Some of our large corporate customers include 3Com, A.G. Edwards, AutoNation, Dayton Hudson, Enron, McKesson HBOC and Whirlpool.

                                  THE OFFERING

Common stock offered....................................  shares
Common stock to be outstanding after this offering......  shares
Use of proceeds.........................................  For working capital and general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market symbol..................  IMPC

    The number of shares of our common stock to be outstanding immediately after this offering is based on the number of shares outstanding as of December 31, 1999. This number does not take into account as of December 31, 1999 1,768,525 shares of our common stock subject to outstanding options issued under our 1997 Stock Option Plan at a weighted average exercise price of $1.11 per share, 483,428 shares of our common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.98 per share and 31,837 shares available for future grant under our 1997 Stock Option Plan. This number also does not include 156,250 shares of common stock issuable upon exercise of options granted after December 31, 1999, 4,932,463 additional shares of common stock reserved for issuance in January 2000 under the 1997 Stock Option Plan, the 2000 Directors' Stock Plan, and the 2000 Employee Stock Purchase Plan, 80,308 shares of common stock issuable upon the exercise of a warrant issued in January 2000 with an exercise price of $12.39 per share and the issuance of 189,668 shares of Series C convertible preferred stock in January 2000. Unless otherwise specifically stated, the information in this prospectus reflects the conversion of all outstanding shares of our preferred stock into shares of common stock upon completion of this offering, and assumes no exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  PERIOD FROM
                                                                OCTOBER 7, 1997
                                                              (INCEPTION) THROUGH    YEAR ENDED
                                                                 DECEMBER 31,       DECEMBER 31,
                                                                     1998               1999
                                                              -------------------   ------------
STATEMENT OF OPERATIONS DATA:
Revenue
  Services..................................................        $     --        $         4
  Other license.............................................              --                160
    Total revenue...........................................              --                164
Gross loss..................................................              --               (356)
Loss from operations........................................          (4,478)           (19,855)
Net loss....................................................          (4,370)           (19,800)
Basic and diluted net loss per share........................        $  (3.35)       $     (7.36)
Shares used to compute basic and diluted net loss per
  share.....................................................           1,306              2,691
Pro forma basic and diluted net loss per share
  (unaudited)...............................................                        $     (1.30)
Shares used to compute pro forma basic and diluted net loss
  per share (unaudited).....................................                             15,227

    The As Adjusted column below reflects our sale of          shares of common
stock in this offering at an assumed initial public offering price of $     per
share and the application of our estimated net proceeds, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                                              AS OF DECEMBER 31, 1999
                                                              ------------------------
                                                                ACTUAL     AS ADJUSTED
                                                              ----------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $48,077       $
Working capital.............................................    44,834
Total assets................................................    60,367
Long-term debt and capital lease obligation, less current
  portion...................................................     4,416
Total liabilities...........................................    11,281
Total stockholders' equity..................................    49,085

    We were incorporated in California in October 1997, and will be reincorporated in Delaware prior to the closing of this offering. Our principal executive offices are located at 1309 South Mary Avenue, Sunnyvale, California 94087, and our telephone number is (408) 530-2000. We maintain a worldwide web site at www.impresse.com. The information in our web site is not incorporated by reference into this prospectus. Impresse, Impresse's logo, and impresse.com are some of our trademarks. Each other trademark, trade name or service mark of any other company appearing in this prospectus is the property of its holder.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS.

    OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED BY ANY OF THESE RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THE RISKS FACED BY US DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

RISKS RELATED TO OUR BUSINESS

    OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT FOR YOU TO EVALUATE OUR BUSINESS AND OUR PROSPECTS.

    We were founded in October 1997 and have a limited operating history. From inception through the three months ended September 1999, we were a development stage company and did not have significant sales. In August 1999, we launched our impresse.com service. For the year ended December 31, 1999, we generated total revenue of approximately $164,000, of which approximately $4,000 was derived from our impresse.com service. Currently, we intend to focus our resources on further developing our impresse.com service. We expect to encounter risks and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets. Many of these risks are described in more detail in this "Risk Factors" section. If we do not successfully address these risks, our business could be seriously harmed.

    Due to our limited operating history, we believe that period-to-period comparisons of our revenue and results of operation are not meaningful. As a result, you should not rely on our revenue or results of operations for any prior period as an indication of future performance or prospects.

    THE MARKET FOR OUR IMPRESSE.COM SERVICE IS AT AN EARLY STAGE AND OUR BUSINESS MODEL REQUIRES A CRITICAL MASS OF BUYERS AND SUPPLIERS OF COMMERCIAL PRINT.

    Our success depends on our ability to attract a critical mass of buyers and suppliers of commercial print to use our impresse.com service for their commercial print procurement and collaboration requirements. However, the market for business-to-business e-commerce generally, and Internet-based print procurement and collaboration solutions specifically, is at an early stage of development, and our impresse.com service may fail to achieve market acceptance. We may not be able to encourage buyers or suppliers of commercial print to abandon familiar, traditional print procurement processes because of comfort with existing purchasing habits and direct supplier relationships, the costs and resources required to switch purchasing methods, security and confidentiality concerns, supplier resistance to increased pricing transparency or general reticence about technology or the Internet, among other factors. If we fail to attract and maintain a critical mass of buyers and suppliers of commercial print, we may be unable to provide all of the benefits associated with a network of interdependent buyers and sellers, including a wider breadth of product offerings, the ability to manage project bids and access to the diverse industries that comprise the demand for commercial print. As a result, our impresse.com service may not achieve widespread market acceptance and our business could be seriously harmed.

    WE HAVE A HISTORY OF LOSSES AND ANTICIPATE CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

    We have had substantial losses since our inception and we anticipate that we will continue to incur net losses for the foreseeable future. In addition, we have not derived significant revenue to date from our impresse.com service. We cannot be certain that we will ever achieve or sustain profitability. As of December 31, 1999, we had an accumulated deficit of $24.2 million. The extent of future losses is contingent, in part, on the amount of growth in our revenue relative to our operating expenses, which we anticipate will increase as we incur expenses related to the development, operation and marketing of our impresse.com service. If we fail to generate revenue at anticipated rates, or if our operating expenses increase without an adjustment or a commensurate increase in revenue, our business, results of operations and financial condition will be negatively affected.

    WE EXPECT TO DEPEND ON OUR IMPRESSE.COM SERVICE FOR SUBSTANTIALLY ALL OF OUR REVENUE FOR THE FORESEEABLE FUTURE.

    Because we no longer intend to sell our intranet software solution, we anticipate that revenue from our impresse.com service will constitute substantially all of our revenue for the foreseeable future. However, we cannot be sure that buyers and suppliers of commercial print will accept our business model of charging a fixed percentage fee based on the gross dollar volume of print processed through our impresse.com service. Consequently, a decline in the demand for and usage of our impresse.com service, or its failure to achieve broad market acceptance, would seriously harm our business.

    We may not be able to supplement or replace our current sources of revenue by offering additional products or services, and, even if we enhance the features and functionality of our impresse.com service, we face additional risks associated with the development and management of these enhancements. If we fail to increase the commercial print volume transacted through our impresse.com service, or if we are unable to offer alternative or supplemental revenue-generating products or services, our revenue may not grow as we anticipate or at all, which will negatively affect our business, financial condition and results of operations.

    FLUCTUATIONS IN AND THE UNPREDICTABILITY OF OUR QUARTERLY RESULTS MAY NEGATIVELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

    Our revenue and results of operations may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. As a result, you should not rely on period-to-period comparisons of revenue and results of operations as an indication of our future performance. Some of the factors that may affect our revenue and results of operations include:

    - demand for and market acceptance of our Internet-based print procurement and collaboration solution;

    - introduction of new and enhanced Internet-based print procurement and collaboration solutions and services by us or our competitors;

    - budgeting cycles of customers and users;

    - loss of one or more of our key customers or strategic relationships;

    - changes in our pricing policy or those of our competitors;

    - amount and timing of capital expenditures and other costs relating to the expansion of our operations;

    - timing and number of new hires;

    - technical difficulties with our web site or our impresse.com service; or

    - general economic conditions.

    In addition, due to our limited operating history, the risks described above, competition in the printing industry, and the resulting uncertainty as to the success of our business model, it is difficult to accurately predict our revenue and operating results. Because our revenue is generated on a per-transaction basis, the timing of our revenue recognition is contingent upon the timing of the mutual decision of the print buyer and the selected printer to initiate a print job through our impresse.com service. The timing of this decision may be affected by factors outside of our control, including seasonal and industry-specific fluctuations in demand for commercial print. As a result, it is possible that in some future periods our financial results may fall below the expectations of market analysts or investors. In this event, the market price of our common stock would likely fall.

    We may from time to time make pricing, service or marketing decisions or enter into strategic business combinations that could have a negative effect on our business, results of operations and financial condition for any number of quarterly periods. In addition, in order to accelerate the promotion of our impresse.com brand, we intend to increase significantly our marketing budget. These increases in expenses may negatively affect our results of operations for a number of quarterly periods and we cannot assure that these measures will increase our revenue.

    Due to our relatively short operating history, we have limited meaningful historical financial data upon which to base our planned operating expenses. Accordingly, our expense levels are based in part on our expectations as to future revenue from new customers and are relatively fixed in the short term. We cannot be certain that we will be able to accurately predict our revenue, particularly in light of our limited operating history, the intense competition in the printing industry, and the resulting uncertainty as to the success of our business model. If we fail to accurately predict revenue in relation to fixed expense levels and we are unable to adjust our operating expenses in a timely manner in response to lower than expected revenue, our business, results of operations and financial condition could be negatively affected.

    WE FACE INTENSE COMPETITION THAT COULD NEGATIVELY AFFECT OUR BUSINESS.

    The market for business-to-business e-commerce and online print procurement is new and rapidly evolving, and competition is intense and is expected to increase significantly in the future.

    We face competition from:

    - other companies with commercial print-focused e-commerce offerings as well as existing business-to-business e-commerce companies which may decide to offer competing Internet-based print procurement and collaboration solutions;

    - large commercial printers which have developed or may acquire or develop proprietary Internet-based e-commerce solutions;

    - large multinational corporations with internally developed print procurement and collaboration solutions; and

    - traditional enterprise software companies which may develop alternative print procurement and collaboration solutions.

    We may not be able to compete successfully against our current or future competitors and competition could have a material adverse effect on our business, results of operations and financial condition. Our competitors and potential competitors may develop superior e-commerce solutions for print procurement that achieve greater market acceptance than our solution. Further, the market for commercial printing includes traditional print providers and other providers of online commercial print-related services which may seek to expand their on-line presence to offer services similar to those offered by our impresse.com service. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical and marketing resources, significantly greater name recognition and a larger installed base of customers than us. If we are unable to provide competitive services, our business will be negatively affected.

    IF WE ARE UNABLE TO DESIGN THE CORRECT FEATURES AND FUNCTIONALITY FOR OUR IMPRESSE.COM SERVICE, WE MAY FAIL TO ATTRACT NEW CUSTOMERS OR WE MAY LOSE EXISTING CUSTOMERS.

    Our revenue is derived from the use of our impresse.com service, and, more specifically, through the execution of commercial print transactions by buyers and suppliers. If buyers or suppliers of commercial print choose not to use our impresse.com service, we will not generate revenue. Our success depends upon our ability to accurately determine and implement the features and functionality that encourage and facilitate the execution of transactions through our impresse.com service. We cannot be certain that the features and functionality that we currently offer, or the features and functionality that we may offer in the future, will be sufficient to encourage the use of our impresse.com service. If we are unable to determine or design in the appropriate features and functionality for our impresse.com service, our business will be negatively affected.

    TECHNOLOGY DEVELOPMENTS COULD REDUCE THE DEMAND FOR OUR IMPRESSE.COM SERVICE OR OTHERWISE ADVERSELY AFFECT OUR REVENUE.

    In recent years, the market for printed business materials has experienced significant changes due to advances in computer and communication technologies. Certain products that were once commercially printed are now generated on computers through word processing or desktop publishing software. In addition, some information is now disseminated in a digital or electronic format rather than in a paper format. These trends could continue in the future, resulting in decreased demand for our impresse.com service and a corresponding decrease in our revenue.

    WE DEPEND ON OUR KEY PERSONNEL TO MANAGE OUR BUSINESS EFFECTIVELY IN A RAPIDLY CHANGING MARKET.

    Our performance is substantially dependent on the performance of our executive officers and other key employees. Our failure to successfully manage our personnel requirements would have a negative effect on our business, results of operations and financial condition. We may experience difficulty from time to time in hiring and retaining the personnel necessary to support the growth of our business. The loss of the services of any of our executive officers or other key employees could have a negative effect on our business, results of operations and financial condition. Competition for senior management, experienced sales and marketing personnel, software developers, qualified engineers and other employees is intense, and we cannot be certain that we will be successful in attracting and retaining such personnel.

    WE WILL NEED TO MANAGE OUR EXPANDING BUSINESS EFFECTIVELY IN ORDER TO MEET CUSTOMER AND INVESTOR EXPECTATIONS.

    We have rapidly and significantly expanded our operations and expect to continue to do so. This growth has placed, and is expected to continue to place, a significant strain on our sales, marketing, managerial, operational, financial and other resources. If we cannot manage our growth effectively, it is likely that our revenue and results of operations will not meet customer and investor expectations. Since our inception in October 1997, we have grown to 146 employees as of December 31, 1999. We expect to hire a significant number of new employees to support our business.

    Our current information systems, procedures and controls may not continue to support our operations and may hinder our ability to exploit the market for Internet-based print procurement and collaboration solutions. We are in the process of evaluating our accounting and management information systems and anticipate that we may expand existing systems and implement new systems within the next twelve months. We anticipate requiring additional space to accommodate our growth in the next twelve months. We could experience interruptions to our business when we add or transition to new accounting or management information systems, or when we relocate to new facilities.

    OUR IMPRESSE.COM SERVICE IS NEW AND FACES RAPID TECHNOLOGICAL CHANGES AND IF WE DO NOT RESPOND APPROPRIATELY, WE COULD BE NEGATIVELY AFFECTED.

    The market for our impresse.com service is characterized by rapid technological advances, evolving standards in the Internet and software markets, changes in customer requirements, and frequent new product and service introductions and enhancements. As a result, our future success depends upon our ability to enhance our current impresse.com service, to develop and introduce new solutions and services that will achieve market acceptance, and where necessary to integrate our Internet-based print procurement and collaboration solution with our customers' printing needs. If we do not adequately respond to the need to develop and introduce new solutions or services, or to integrate with our customers' printing needs, then our business, revenue, operating results and financial condition will be negatively affected. For example, if we incur substantial costs and expend significant resources developing new technology that fails in the marketplace, we are unable to develop technology that is a success in the marketplace, our technology does not integrate with our customers, or our technology is surpassed by the technology of a competitor, we may lose market share and revenue as our customers switch to our competitors' offerings. Failure to provide this integration may delay or altogether dissuade the market or a particular customer from adopting our impresse.com service, which could have a material adverse effect on our business, financial condition and results of operations.

    Major enhancements and new solutions and services often require long development and testing periods. In addition, our impresse.com service is complex and, despite vigorous testing and quality control procedures, may contain undetected errors or "bugs" when first implemented or updated. Any inability to timely deliver a quality solution and services could have a negative effect on our business, results of operations and financial condition.

    WE DEPEND ON OUR INTELLECTUAL PROPERTY RIGHTS AND ARE SUBJECT TO THE RISK OF INFRINGEMENT.

    Our intellectual property is important to our business, and we seek to protect our intellectual property through copyrights, trademarks, trade secrets and confidentiality provisions in our customer, supplier and strategic relationship agreements, nondisclosure agreements with third parties, and invention assignment agreements with our employees and contractors. We cannot assure you that measures we take to protect our intellectual property will be successful or that third-parties will develop an alternative procurement solution that does not infringe our intellectual property. Although we currently have a non-exclusive license to a United States patent directed to a network hosted system for automating the specification and management of printing, we could be subject to intellectual property infringement claims by others. Our failure to protect against misappropriation of our intellectual property, or claims that we are infringing the intellectual property of third parties could have a negative effect on our business, financial condition and results of operations. See "Business--Intellectual Property, Proprietary Rights and Licensing."

    WE MAY NOT BE ABLE TO ESTABLISH AND DEVELOP SUFFICIENT BRAND RECOGNITION IN ORDER TO ATTRACT THE NECESSARY CRITICAL MASS OF BUYERS AND SUPPLIERS OF COMMERCIAL PRINT TO OUR IMPRESSE.COM SERVICE.

    We believe that establishing and maintaining the identity of our brand is crucial to attract a critical mass of commercial print buyers and suppliers to our impresse.com service. The promotion and enhancement of our brand will depend largely on our ability to provide value-added services, which cannot be assured. If users do not perceive our impresse.com brand to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by users, we will risk diluting our brand and decreasing the likelihood that commercial print buyers and suppliers will transact their print jobs through our impresse.com service. Furthermore, in order to attract and retain buyers and suppliers of commercial print services and to promote and maintain our brand in response to competitive pressures, we may find it necessary to increase substantially our financial commitment to creating and maintaining a distinct brand loyalty among our customers. If we are unable to provide high quality service, or otherwise fail to promote and maintain our brand, or if we incur excessive expenses in an attempt to improve our impresse.com service, or promote and maintain our brand, our business, results of operation and financial condition could be materially and adversely affected.

RISKS RELATED TO BUSINESS-TO-BUSINESS E-COMMERCE

    OUR BUSINESS WILL SUFFER IF BUYERS AND SUPPLIERS OF COMMERCIAL PRINT DO NOT ACCEPT INTERNET-BASED SOLUTIONS.

    Business-to-business e-commerce is a new and emerging business practice that remains largely untested in the marketplace. Growth in the demand for our impresse.com service depends on the adoption of e-commerce and Internet solutions by buyers and suppliers of commercial print, which requires their acceptance of a new way of purchasing and selling commercial print. Our business could suffer if Internet-based print procurement and collaboration solutions are not accepted or perceived to be effective by buyers and suppliers of commercial print.

    SECURITY PROBLEMS WITH THE INTERNET OR TRANSACTING BUSINESS OVER THE INTERNET MAY INHIBIT THE GROWTH OF OUR INTERNET-BASED PRINT PROCUREMENT AND COLLABORATION SOLUTION.

    The secure transmission of confidential information over the Internet is essential to maintaining buyer and supplier confidence in our solution. Substantial security breaches on our system or other Internet-based systems could significantly harm our business. We have incurred substantial expense to protect against security breaches and their consequences and we may incur additional expense to remedy any security breaches. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches. Customers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet and, therefore, our impresse.com service as a means of conducting transactions.

    SYSTEM FAILURE MAY CAUSE INTERRUPTION OF OUR SERVICES.

    The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to process transactions, provide high quality customer service, and attract and retain customers, suppliers, users and strategic partners. Currently our infrastructure and systems are located in one site at Exodus Communications. We anticipate adding a mirror site at a different, distant location. Until then, we depend on our single-site infrastructure and any disruption to this infrastructure resulting from a natural disaster or other event could result in an interruption in our service, fewer transactions and, if sustained or repeated, could impair our reputation and the attractiveness of our services, which would have an adverse effect on our business, financial condition and results of operations.

    Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunications failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. We do not have a formal disaster recovery plan or alternative provider of hosting services. In addition, we do not necessarily carry sufficient business interruption insurance to compensate for losses that could occur. Any failure on our part to expand our system or Internet infrastructure to keep up with the demands of our customers and users, or any system failure that causes an interruption in service or a decrease in responsiveness of our Internet-based procurement solution or web site, could result in fewer transactions and, if sustained or repeated, could harm our reputation and the attractiveness of our brand name, which would adversely affect our business, financial condition and results of operations.

    THE ACCELERATED GROWTH AND INCREASING VOLUME OF INTERNET TRAFFIC MAY CAUSE PERFORMANCE PROBLEMS WHICH MAY SLOW ADOPTION OF OUR INTERNET-BASED PRINT PROCUREMENT AND COLLABORATION SOLUTION.

    The growth of Internet traffic volume over a relatively short period of time has caused frequent periods of decreased Internet performance, delays, and in some cases, system outages. This decreased performance is caused by limitations inherent in the technology infrastructure supporting the Internet, and the technology infrastructure supporting the internal networks of Internet users. If Internet usage continues to grow rapidly, the infrastructure of the Internet and its users may be unable to support the demands of growing e-commerce usage, and the Internet's performance and reliability may decline. If our existing or potential customers experience frequent outages or delays on the Internet, the adoption or use of our impresse.com service by these existing or potential customers may grow more slowly than we expect or even decline. Our ability to increase the speed and reliability of our impresse.com service, however, is limited by and depends upon the reliability of both the Internet and the internal networks of our existing and potential customers. As a result, the sustained growth and success of our impresse.com service is dependent upon improvements in the infrastructure supporting both the Internet and the internal networks of the buyers and suppliers of commercial print using our impresse.com service. If these improvements are not made in a timely fashion, we may have difficulty attracting new buyers and suppliers of commercial print, or maintaining our existing buyers and suppliers of commercial print, either of which could have a negative impact on our business, revenue, financial condition and results of operations.

    REGULATION OR TAXATION OF THE INTERNET OR TRANSACTING BUSINESS OVER THE INTERNET MAY INHIBIT THE GROWTH OF OUR INTERNET-BASED PRINT PROCUREMENT AND COLLABORATION SOLUTION.

    Due to the increasing popularity and use of the Internet and of e-commerce, it is possible that a number of taxes, laws and regulations may be adopted in the U.S. and abroad with particular applicability to the Internet and e-commerce transactions. It is possible that governments will adopt taxes and enact legislation that may be applicable to us in areas such as content, product distribution, network security, encryption and the use of key escrow, data and privacy protection, electronic authentication or "digital" signatures, illegal and harmful content, access charges and re-transmission activities. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, content, taxation, defamation and personal privacy is uncertain. Any taxes, laws or regulations may limit the growth of the Internet, dampen e-commerce and reduce the number of transactions, increase our cost of doing business or increase our legal exposure. Any of these factors could have a negative effect on our business, revenue, financial condition and results of operations.

RISKS RELATED TO THIS OFFERING

    THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND WE EXPECT THE PRICE OF OUR COMMON STOCK TO BE VOLATILE.

    Prior to this offering, you could not buy or sell our common stock publicly. An active public market for our common stock may not develop or be sustained after the offering. Although the initial public offering price will be determined based on several factors, the initial offering price may vary from the market price after the offering. The market price of the common stock may fluctuate significantly in response to a number of factors, some which are beyond our control, including:

    - quarterly variations in our operating results;

    - changes in financial estimates of our performance by securities analysts;

    - changes in market valuation of Internet commerce companies generally;

    - announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

    - loss of a major customer, supplier or strategic partner;

    - additions or departures of any of our key personnel;

    - future sales of our common stock; and

    - stock market price and volume fluctuations, which are particularly common among the highly volatile securities of Internet companies.

    In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could have a negative effect on our business, operating results and financial condition.

    WE MAY REQUIRE ADDITIONAL CAPITAL THAT COULD HAVE A NEGATIVE EFFECT ON YOUR INVESTMENT.

    We currently anticipate that the net proceeds of the offering, together with our existing credit facilities and available funds, will be sufficient to meet our anticipated working capital and capital expenditure needs for the next 18 months. We may need to raise additional funds in the future in order to fund rapid expansion, to pursue customer sales and implementation, to develop new or enhanced solutions and services, to respond to competitive pressures or to acquire complementary businesses, technologies or services.

    If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have powers, preferences and rights that are senior to those of the rights of our common stock. We cannot be certain that additional financing will be available on terms favorable to us, if at all. If adequate funds are not available or not available on acceptable terms, we may be unable to fund our expansion, promote our brand identity, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any such inability could have a negative effect on our business, results of operations and financial condition.

    OUR STOCK PRICE COULD BE AFFECTED BY SHARES OF OUR COMMON STOCK BECOMING AVAILABLE FOR SALE IN THE FUTURE.

    Sales of substantial number of shares common stock in the public market after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. For a description of shares of our common stock that are available for future sale, see "Shares Eligible for Future Sale."

    WE HAVE BROAD DISCRETION IN HOW WE USE THE PROCEEDS FROM THIS OFFERING IN WAYS WITH WHICH YOU MAY NOT AGREE.

    Our management will have broad discretion over the manner in which the proceeds of this offering are applied. As a result, our management may spend some or all of the proceeds from this offering in ways with which any of the stockholders may disagree. See "Use of Proceeds."

    OFFICERS AND DIRECTORS AND THEIR AFFILIATES WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER IMPRESSE AFTER THE OFFERING.

    After completion of this offering, our executive officers and directors and
their affiliates will beneficially own approximately   % of the shares of common
stock ( % if the underwriters exercise the over-allotment option in full). As a result, our officers, directors and their affiliates will have the ability to influence the election of our Board of Directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of Impresse. See "Principal Stockholders."

    WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE SALE OF IMPRESSE.

    Some of the provisions of our Amended and Restated Certificate of Incorporation and bylaws could make it more difficult for a third party to acquire us, even if a change of control would be beneficial to our stockholders. These provisions could depress the price of our common stock and deprive our stockholders of the opportunity to realize a premium on their shares of common stock in connection with a sale of Impresse. See "Description of Capital Stock."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus are forward-looking statements. Some of these forward-looking statements are attributed to third parties and relate to their statements relating to the growth of Internet users, e-commerce, and the market for web-based network printing services. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus.

    In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these terms or other comparable terminology.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, growth rates, levels of activity, performance, or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

    Our net proceeds from the sale of the       shares of common stock offered
hereby are estimated to be approximately $  million, at an assumed initial
public offering price of $   per share, after deducting estimated underwriting
discounts and commissions and estimated offering expenses payable by us. The primary purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public equity markets. We intend to use the net proceeds of this offering for general corporate purposes, including working capital, expenses associated with advertising campaigns, brand promotions and other marketing efforts and capital expenditures. We also may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, products or services, although no specific acquisitions are currently planned. Our management will have broad discretion in the application of the net proceeds. Pending these uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have not declared or paid any cash dividends on our capital stock since inception and we do not expect to pay any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. The terms of certain of our current credit facilities prohibit the payment of cash dividends on our capital stock without the prior written consent of the applicable creditors.

                                 CAPITALIZATION

    The Actual column in the following table sets forth our actual capitalization as of December 31, 1999. The Pro Forma column in the following table gives effect to:

    - the filing of our Certificate of Incorporation to provide for authorized capital stock of 150,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock; and

    - the conversion of all outstanding shares of preferred stock into 16,247,360 shares of common stock upon the closing of this offering.

    The As Adjusted column in the following table gives effect to this offering and our receipt of the net proceeds at an assumed initial public offering price
of $      per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

    The following table does not include:

    - 1,768,525 shares of common stock issuable on exercise of options outstanding as of December 31, 1999, with a weighted average exercise price of $1.11 per share;

    - 483,428 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 1999, with a weighted average exercise price of $1.98 per share;

    - 156,250 shares of common stock issuable upon exercise of options granted after December 31, 1999;

    - 4,964,300 shares of common stock reserved for issuance under the 1997 Stock Option Plan, the 2000 Directors' Stock Plan and the 2000 Employee Stock Purchase Plan;

    - 80,308 shares of common stock issuable upon the exercise of a warrant issued in January 2000 with an exercise price of $12.39 per share; and

    - the issuance of 189,668 shares of Series C convertible preferred stock in January 2000.

    See "Management--Stock Plans" and Note 7, 8 and 11 of Notes to Financial Statements.

                                                                   AS OF DECEMBER 31, 1999
                                                              ----------------------------------
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Capital lease obligation less current portion...............  $    118    $   118      $
Long-term debt, less current portion........................     4,298      4,298
Stockholders' equity:
  Convertible preferred stock, $.001 par value;
    17,180,485 shares in 1999, and 5,000,000 shares pro
      forma and as adjusted authorized; 16,247,360 shares in
      1999, no shares pro forma, and no shares as adjusted
      issued and outstanding................................        16         --
  Common stock, $.001 par value;
    27,420,000 shares in 1999, and 150,000,000 shares pro
      forma and as adjusted authorized; 8,902,761 shares in
      1999 and 25,150,121 shares pro forma,
      shares as adjusted issued and outstanding.............         9         25
Additional paid-in capital..................................    87,235     87,235
Deferred stock compensation.................................   (13,470)   (13,470)
Notes receivable from stockholders..........................      (535)      (535)
Accumulated deficit.........................................   (24,170)   (24,170)
                                                              --------    -------      -------
  Total stockholders' equity................................    49,085     49,085
                                                              --------    -------      -------
    Total capitalization....................................  $ 53,501    $53,501      $
                                                              ========    =======      =======

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999 was $45.7 million, or $1.82 per share. Pro forma net tangible book value per share is determined by dividing the pro forma number of shares of common stock, after giving effect to the conversion of all outstanding shares of our convertible preferred stock into 16,247,360 shares of common stock, into our net tangible book value, which is equal to total tangible assets less total liabilities. Dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after completion of this
offering. After giving effect to the sale of       shares of our common stock
offered in this offering at an assumed initial public offering price of $
per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book
value as of December 31, 1999 would have been approximately $      million, or
$      per share. This represents an immediate increase in pro forma net
tangible book value of $      per share to existing stockholders and an
immediate dilution of $      per share to new investors purchasing shares at the
assumed initial public offering price. The following table illustrates this per share dilution:

Assumed initial public offering price per share..........            $
  Pro forma net tangible book value per share as of
    December 31, 1999....................................  $  1.82
Increase in pro forma net tangible book value per share
  attributable to new investors..........................
                                                           -------
Pro forma net tangible book value per share after this
  offering...............................................
                                                                     -------
Dilution per share to new investors......................            $
                                                                     =======

    If the underwriters exercise their over-allotment option in full, the
dilution to new investors will be $   per share.

    The following table summarizes as of December 31, 1999 on the pro forma basis described above, after giving effect to the conversion of convertible preferred stock into common stock, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by investors purchasing shares of common stock in this offering, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                             SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                           ---------------------   ----------------------   PRICE PER
                                             NUMBER     PERCENT      AMOUNT      PERCENT      SHARE
                                           ----------   --------   -----------   --------   ---------
Existing stockholders....................  25,150,121         %    $69,040,458         %      $2.74
New investors............................
                                           ----------    ------    -----------    ------
    Totals...............................                100.0%    $              100.0%
                                           ==========    ======    ===========    ======

    The foregoing discussion and tables exclude:

    - 1,768,525 shares of common stock issuable on exercise of options outstanding as of December 31, 1999, with a weighted average exercise price of $1.11 per share;

    - 483,428 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 1999 with a weighted average exercise price of $1.98 per share;

    - 156,250 shares of common stock issuable upon exercise of options granted after December 31, 1999;

    - 4,964,300 shares of common stock reserved for issuance under the 1997 Stock Option Plan, the 2000 Directors' Stock Plan and the 2000 Employee Stock Purchase Plan;

    - 80,308 shares of common stock issuable upon the exercise of a warrant issued in January 2000 with an exercise price of $12.39 per share; and

    - the issuance of 189,668 shares of Series C convertible preferred stock in January 2000.

    See "Management--Stock Plans" and Notes 7, 8 and 11 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the period from October 7, 1997 (inception) through December 31, 1998 and for the year ended December 31, 1999, and the balance sheet data at December 31, 1998 and 1999, have been derived from financial statements that have been audited by Ernst and Young, LLP, independent auditors, included elsewhere in this prospectus. See Note 1 of notes to financial statements for an explanation of the determination of the shares used in computing basic and diluted net loss per share.

                                                                PERIOD FROM
                                                              OCTOBER 7, 1997
                                                                (INCEPTION)
                                                                  THROUGH                YEAR ENDED
                                                               DECEMBER 31,             DECEMBER 31,
                                                                   1998                     1999
                                                              ---------------           -------------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Services..................................................      $    --                 $      4
  Other license.............................................           --                      160
                                                                  -------                 --------
      Total revenue.........................................           --                      164

Cost of revenue.............................................           --                      520
                                                                  -------                 --------

      Gross loss............................................           --                     (356)
                                                                  -------                 --------
Operating expenses:
  Sales and marketing.......................................        1,086                    7,861
  Research and development..................................        2,578                    6,396
  General and administrative................................          775                    2,052
  Stock compensation and warrant expense....................           40                    3,189
                                                                  -------                 --------
      Total operating expenses..............................        4,479                   19,498
                                                                  -------                 --------

Loss from operations........................................       (4,479)                 (19,854)

Interest income, net........................................          109                       54
                                                                  -------                 --------
Net loss....................................................      $(4,370)                $(19,800)
                                                                  =======                 ========
Basic and diluted net loss per share........................      $ (3.35)                $  (7.36)
                                                                  =======                 ========
Shares used to compute basic and diluted net loss per
  share.....................................................        1,306                    2,691
                                                                  =======                 ========
Pro forma basic and diluted net loss per share
  (unaudited)...............................................                              $  (1.30)
                                                                                          ========
Shares used to compute pro forma basic and diluted net loss
  per share (unaudited).....................................                                15,227
                                                                                          ========

                                                                      AS OF DECEMBER 31,
                                                              ----------------------------------
                                                                  1998                   1999
                                                              -------------           ----------

BALANCE SHEET DATA:
Cash and cash equivalents...................................     $11,425               $ 48,077
Working capital.............................................       9,524                 44,834
Total assets................................................      12,925                 60,367
Long-term debt and capital lease obligation, less current
  portion...................................................         285                  4,416
Total liabilities...........................................       2,422                 11,281
Total stockholders' equity..................................      10,503                 49,085

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED FINANCIAL DATA" AND OUR FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION AND ANALYSIS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS, UNCERTAINTIES AND ASSUMPTIONS. THE ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Impresse is a leading provider of business-to-business e-commerce solutions for the procurement of commercially printed materials. Our impresse.com service provides corporations and their commercial print suppliers with integrated procurement and collaboration capabilities, industry-specific business intelligence, improved price discovery, corporate systems integration and other complementary services. Our impresse.com service also provides the transaction automation and volume aggregation of an e-commerce marketplace.

    We were founded in October 1997 and were a development stage company from inception through the three months ended September 30, 1999. During this period we did not have significant sales and our operating activities were related primarily to the design and development of our e-commerce solutions, building our corporate infrastructure, establishing relationships with suppliers and customers and raising capital. We focused our initial development efforts on an intranet software solution designed to automate the commercial print procurement processes within large corporations. In mid-1999, however, we recognized the opportunity to build upon our initial software development efforts to create a broader, Internet-based business-to-business e-commerce solution. Accordingly, we shifted our efforts to the development of our impresse.com service which we launched in August 1999.

    The first sale of our impresse.com service occurred during the three months ended December 31, 1999. During this period we recognized services revenue of approximately $4,000 derived from 42 print transactions processed through our impresse.com service, with an average per-transaction gross dollar value of approximately $6,000, and other related services. In addition, we derived $160,000 of other license revenue during the three months ended December 31, 1999 from the licensing of our intranet software solution, which our customers used to process 3,146 print transactions.

    Our ability to generate significant future revenue is uncertain. We have incurred significant losses since inception and, as of December 31, 1999, we had an accumulated deficit of approximately $24.2 million, including a net loss in the year ended December 31, 1999 of $19.8 million. We currently expect our losses to increase in the future and we cannot assure you that we will ever achieve or sustain profitability. We believe our success depends on establishing additional customer relationships with large corporations and their printers, increasing the commercial print volume transacted through our impresse.com service, enhancing the features and functionality of our service and accelerating market awareness of our impresse.com service. Accordingly, we intend to continue to invest heavily in sales, marketing, and research and development activities.

    We have a limited operating history upon which to base an evaluation of our business and we cannot assure you that our revenue will increase in future periods. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in our stage of development, particularly companies in new and rapidly evolving markets such as business-to-business e-commerce.

    Our operating results for the period from October 7, 1997 (inception) through December 31, 1997 were insignificant and have been combined with our results for the year ended December 31, 1998.

QUARTERLY RESULTS OF OPERATIONS

    Because we were a development stage company from inception through the three months ended September 30, 1999 and have a limited operating history, we believe that period-to-period comparisons prior to 1999 are less meaningful than an analysis of recent quarterly operating results. Accordingly, we are providing a discussion and analysis of our results of operations that is focused on the six quarters in the period ended December 31, 1999.

    The following table presents our unaudited quarterly operating results for the six quarters in the period ended December 31, 1999. You should read the following table together with our financial statements and related notes included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as our audited financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the operating results of any quarter.

                                                                        THREE MONTHS ENDED
                                                 -----------------------------------------------------------------
                                                 SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                                   1998        1998       1999       1999       1999        1999
                                                 ---------   --------   --------   --------   ---------   --------
                                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Services.....................................   $    --    $    --    $    --    $    --     $    --    $     4
  Other license................................        --         --         --         --          --        160
                                                  -------    -------    -------    -------     -------    -------
    Total revenue..............................        --         --         --         --          --        164
Cost of revenue................................        --         --         --         --          --        520
                                                  -------    -------    -------    -------     -------    -------
  Gross loss...................................        --         --         --         --          --       (356)
Operating expenses:
  Sales and marketing..........................       475        363        745      1,244       2,161      3,711
  Research and development.....................       742      1,063      1,265      1,411       1,633      2,087
  General and administrative...................       196        314        250        405         444        952
  Stock compensation and warrant expense.......        --         --         32        162         657      2,339
                                                  -------    -------    -------    -------     -------    -------
    Total operating expenses...................     1,413      1,740      2,292      3,222       4,895      9,089
                                                  -------    -------    -------    -------     -------    -------
Loss from operations...........................    (1,413)    (1,740)    (2,292)    (3,222)     (4,895)    (9,445)
Interest income, net...........................        22          2         76         47        (100)        31
                                                  -------    -------    -------    -------     -------    -------
Net loss.......................................   $(1,391)   $(1,738)   $(2,216)   $(3,175)    $(4,995)   $(9,414)
                                                  =======    =======    =======    =======     =======    =======

RESULTS OF OPERATIONS

    REVENUE

    From inception through the three months ended September 30, 1999, we were a development stage company and had no revenue. For the three months ended December 31, 1999, our total revenue was approximately $164,000. Services revenue derived from our impresse.com service through December 31, 1999 was approximately $4,000. Services revenue includes revenue from the use of our impresse.com service and other related services. We charge a fixed percentage fee to print suppliers based on the gross dollar value of print volume procured through our impresse.com service and we recognize revenue from the use of our service upon completion of the print project.

    For the three months ended December 31, 1999, we recorded other license revenue totaling $160,000 from the licensing of our intranet software solution. We recognized other license revenue in connection with sales of our intranet software solution under Statement of Position, or SOP, 97-2, SOFTWARE REVENUE

RECOGNITION, and SOP 98-9, MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION, WITH RESPECT TO CERTAIN TRANSACTIONS. We recognized this other license revenue upon installation and acceptance of our software by the customer provided that collection was probable. In the event we granted our customers the right to specified upgrades, other license revenue was deferred until delivery of the specified upgrade.

    We no longer intend to market or license our intranet software solution as a stand-alone product and expect to derive substantially all of our revenue for the foreseeable future from sales of our impresse.com service.

    COST OF REVENUE

    Cost of revenue consists primarily of expenses associated with the maintenance and support of our impresse.com service, including personnel, facilities overhead, equipment depreciation costs and web hosting fees. During the three months ended December 31, 1999, cost of revenue increased primarily due to development of the infrastructure supporting the impresse.com service, costs associated with the licensing of our intranet software solution and the increase in revenue. Our gross margin for the three months ended December 31, 1999 was negative. We expect our gross margins to remain negative or relatively low until our revenue sufficiently scales to cover our cost of revenue. Cost of revenue also included, in connection with the licensing of our intranet software solution, personnel and related overhead expenses associated with implementation, training services and customer support.

    OPERATING EXPENSES

    SALES AND MARKETING. Sales and marketing expenses consist primarily of advertising and promotion costs in support of the development of our marketing strategy and payroll, commissions and related expenses for personnel engaged in sales and marketing activities. Sales and marketing expenses have increased each quarter since inception as we have expanded our sales and marketing efforts. We intend to aggressively expand our customer relationships in order to increase revenue and expand our brand awareness. Consequently, we expect to increase our sales and marketing expenses in absolute dollars in future periods.

    As part of our growth strategy, we are actively seeking to co-market our impresse.com service through industry leaders with strong relationships with potential customers. These co-marketing relationships provide us with sales and marketing leverage in signing-up customers and their printers. Payments made in connection with these agreements will be charged to sales and marketing as incurred. As of December 31, 1999, we had concluded sales and marketing alliance agreements with several companies in the operating resources procurement and the print and graphic arts markets including the following:

    In November 1999, we concluded an agreement with Adobe Systems for our impresse.com service to serve as the exclusive print procurement solution for Adobe's adobe.com graphic arts portal. The agreement includes the marketing of impresse.com to Adobe's graphic arts application users and technology cooperation to integrate certain technologies, such as PDF workflows, with our impresse.com service. As part of this agreement, we are required to pay Adobe referral fees based on a percentage of the services revenue from Adobe-sourced customers, subject to guaranteed minimums. The agreement has an initial term of one year and may be renewed upon mutual consent.

    In August 1999, we signed a co-selling and co-marketing agreement with Hewlett-Packard to enable our impresse.com service to be marketed with Hewlett-Packard's eServices. Our impresse.com service is synergistic with other Hewlett-Packard's eProcurement initiatives and we plan to undertake joint marketing and selling activities with Hewlett-Packard to access its customers and partners. As part of this agreement, we are required to pay Hewlett-Packard, subject to guaranteed minimums, a percentage of the services revenue derived from Hewlett-Packard-sourced customers.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist of personnel and other expenses associated with developing and enhancing software in support of our impresse.com service. Our research and development expenses have increased each quarter since inception primarily due to increased staffing and associated costs related to the design and development of our impresse.com service. We believe that our success is dependent in large part on continued enhancement of our impresse.com service. Accordingly, we expect research and development expenses to increase in absolute dollars in future periods.

    In late 1999 we agreed to license intellectual property from a third party. We will amortize the corresponding intangible asset on a straight line basis over 18 months and this amortization is being charged to research and development expense.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries for administrative and executive personnel, occupancy costs and fees for professional services. General and administrative expenses have increased primarily as a result of the addition of key executives and finance and administrative personnel as well as increased professional service fees. We expect general and administrative expenses to increase in absolute dollars in future periods to support our expanded operations and the expenses associated with being a public company.

    STOCK COMPENSATION AND WARRANT EXPENSE. We recorded aggregate deferred compensation of $16.4 million in connection with certain stock options granted through December 31, 1999. For the year ended December 31, 1999, we amortized $2.9 million related to stock options. We estimate that we will record additional deferred compensation of $1.1 million related to stock option grants made subsequent to December 31, 1999. These deferred compensation amounts are being amortized using an accelerated method over the vesting period of the stock options, which is typically four years.

    In connection with our strategic co-marketing and facility operating lease agreements, we issued fully vested and non-forfeitable warrants to purchase convertible preferred and common stock. The value of these warrants, determined using the Black-Scholes model, was approximately $2 million. These warrants, starting in the quarter ended December 31, 1999, are being amortized over their respective estimated periods of benefit. We amortized approximately $292,000 related to these warrants in the quarter ended December 31, 1999.

    INTEREST INCOME, NET

    Interest income, net, has been derived primarily from earnings on cash investments, offset by interest expense associated with capital lease financing and equipment and term loans.

    In connection with term and equipment loan agreements, we issued fully vested and non-forfeitable warrants to purchase convertible preferred stock. The value of the warrants, determined using the Black-Scholes model, was approximately $446,000. These warrants are being amortized over the term of the loans. We amortized, in the aggregate, approximately $87,000 related to these warrants in the quarters ended September 30 and December 31, 1999.

    INCOME TAXES

    We incurred operating losses and accordingly did not record a provision for income taxes for any of the periods presented. At December 31, 1999, we had net operating loss carryforwards and tax credits for federal income tax purposes of approximately $20.0 million and $300,000, respectively. In addition, we had state net operating loss and research and development credit carryforwards of approximately $20.0 million and $300,000, respectively. These net operating loss carryforwards and credits will expire at various dates beginning in 2005 through 2019 if not utilized. Significant future changes in our share ownership, as defined in the Tax Reform Act of 1986 and similar state provisions, may restrict the utilization of these carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the assets due to our lack of earnings history.

LIQUIDITY AND CAPITAL RESOURCES

    We have funded our operations primarily through the private sale of our equity securities, through which we have raised net proceeds of approximately $67.3 million from inception through December 31, 1999. We have also financed our operations through capital lease financing and equipment and term loans. As of December 31, 1999, our principal sources of liquidity included approximately $49.1 million of cash and cash equivalents and short term investments. Further, in January 2000, we obtained additional credit facilities comprising a $7 million subordinated loan and a $3 million equipment lease.

    Cash used in operating activities totaled $14.9 million in the year ended December 31, 1999, primarily due to our net losses, which were partially offset by non-cash charges of depreciation and amortization of deferred stock compensation and deferred expenses related to warrants and increases in accounts payable and accrued expenses.

    Cash used in investing activities totaled $8.8 million in the year ended December 31, 1999. We have made substantial investments in computer equipment and software as well as office furniture and leasehold improvements.

    Net cash provided by financing activities was $60.4 million in 1999, primarily from the sale of preferred stock and proceeds from equipment and term loans.

    We expect to fund future operating expenses from revenue generated through our impresse.com service, public or private financings and the proceeds of this offering. We currently anticipate that the net proceeds from this offering, together with our current cash, cash equivalents, capital lease financing, and additional credit facilities obtained in January 2000 will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months. However, we may need to raise additional funds in future periods through public or private financings, or other arrangements to fund our operations and potential acquisitions, if any, over a long-term basis until we achieve profitability, if ever. Any such additional financings, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could seriously harm our business and results of operations. If additional funds were raised through the issuance of equity securities, the percentage of ownership of our stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to our common stock.

RECENT ACCOUNTING PRONOUNCEMENT

    In June 1998, the FASB issued FAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which we will be required to adopt for the year ending December 31, 2001. FAS 133 establishes new methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Because we do not currently hold any derivative financial instruments and are not currently engaged in hedging activities, the adoption of FAS 133 is not expected to have a material impact on our financial condition or results of operations.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    Our sales to date have been made to U.S. customers and, as a result, we have not had any exposure to factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. However, in future periods, we expect to sell in foreign markets, including Europe and Asia. As our sales are made in U.S. dollars, a strengthening of the U.S. dollar could cause our impresse.com service to be less attractive in foreign markets. Most of our cash equivalents, short-term investments and capital lease obligations are at fixed interest rates, therefore the fair value of these investments is affected by changes in the market interest rates. However, because our investment portfolio is primarily comprised of investments in money market funds and high-grade commercial paper with short maturities, an immediate 10% change in market interest rates would not have a material effect on the fair market value of our portfolio. Therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our investment portfolio.

                                    BUSINESS

OVERVIEW

    Impresse is a leading provider of business-to-business e-commerce solutions for the creation and procurement of commercially printed materials. Our hosted impresse.com service, provides a platform for corporations, their commercial print suppliers, their design, advertising and marketing agencies and other participants in the print supply chain to design, specify, price, order, track, fulfill and pay for print jobs.

    We believe our service provides significant benefits for print buyers, the corporations they represent and their commercial printers. As of January 28, 2000 we had signed agreements to use our impresse.com service with 62 corporations and agencies and 106 of their commercial print suppliers.

INDUSTRY BACKGROUND

    GROWTH OF BUSINESS-TO-BUSINESS ELECTRONIC COMMERCE

    The Internet and its increasingly rapid adoption by companies as a business communication and collaboration platform have created new opportunities for companies to streamline complex business processes and achieve efficiencies. Forrester Research estimates that business-to-business e-commerce in the United States will grow from $109 billion in 1999 to $1.3 trillion in 2003. Forrester Research also estimates that 92% of U.S. companies with 5,000 or more employees will be using the Internet as a channel for commerce by 2002.

    In response to this growing demand, a number of business-to-business e-commerce solutions targeted at a variety of industries and business processes have been developed and introduced in recent years. Many of these solutions have been Internet-based marketplaces which connect large numbers of disparate buyers and suppliers and enable automated transaction execution. This capability allows companies to reach a broader base of customers and suppliers, access a greater selection of products and services, and achieve economies of scale associated with the aggregation of transaction volume. However, basic Internet-based marketplaces do not provide the additional value-added processes and features which many industries require, especially those industries that are characterized by a high level of transaction and process complexity.

    EVOLUTION OF THE INTERNET-BASED BUSINESS-TO-BUSINESS MARKETPLACE: THE EHUB

    An electronic hub, or eHub, significantly extends the benefits of a basic Internet-based marketplace by fully integrating essential yet decentralized processes such as collaboration, procurement, tracking, reporting, logistics and payment, both within companies and across the entire supply chain. Industries characterized by a high degree of product customization, complex business processes, highly iterative design, production and fulfillment workflows, and significant dependence on information exchange are particularly suited to benefit from an eHub. An eHub is easily distinguished from a basic Internet-based marketplace because it incorporates the following additional features and services:

    - COLLABORATION CAPABILITY. The capability for all participants, including designers, marketers, buyers, manufacturers, logistics providers, and financial services providers, to communicate and collaborate efficiently through the Internet.

    - BUSINESS INTELLIGENCE. Access to business intelligence obtained through the consolidation of company-specific transaction information and industry-wide performance and quality data enables buyers and suppliers to make better procurement and fulfillment decisions and to more efficiently identify, qualify and select their business partners.

    - IMPROVED PRICE DISCOVERY. The ability to standardize the request for quotation process, and utilize bid preparation and job estimation technologies facilitates improved price discovery and bid analysis.

    - CORPORATE SYSTEMS INTEGRATION. The ability to integrate with corporate procurement and enterprise resource planning systems and to be customized for each supply chain participant enables process efficiencies and cost reductions.

    - COMPLEMENTARY SERVICES. The ability to offer complementary third-party financial, logistical and materials management services extends the value of the eHub.

    THE COMMERCIAL PRINT MARKET

    Virtually all businesses rely on commercially printed materials as the primary medium for important business communications, such as marketing brochures, promotional materials, direct mail, annual reports, product and user manuals, and other informational items. According to Raine Consulting Inc., a graphic arts industry consulting firm, large corporations spend approximately 2.0% to 3.0% of their revenue on commercially printed materials. Based on estimates by CAP Ventures, a print industry research firm, sales in the U.S. printing and publishing industry totaled approximately $292 billion in 1998, of which over $150 billion was derived from the commercial printing segments we target.

    Despite its large size, the commercial print industry has experienced little consolidation and continues to be highly fragmented and geographically dispersed. According to the Printing Industries of America, an industry trade group, there are more than 51,000 commercial printers in the United States, of which more than 40,000 are small and medium sized businesses with fewer than 20 employees servicing local or regional markets. Statistics compiled by the U.S. Department of Commerce indicate that less than 1% of commercial printers have annual revenue in excess of $35 million, while 78% of commercial printers have annual revenue of less than $2 million.

    Commercial print businesses are generally characterized by high fixed costs, low margins and excess capacity. Moreover, print buyers incur low costs in switching from one printer to another to obtain better terms or a higher level of quality and timeliness. As a result of these market dynamics, print buyers and the corporations they represent have significant market leverage relative to their suppliers in determining the terms of print transactions.

    TRADITIONAL COMMERCIAL PRINT PROCUREMENT PROCESSES

    In most large corporations there are numerous individual print buyers responsible for procuring commercially printed materials. A print job typically begins with the print buyer requesting quotes from a number of printers. Due to the time-consuming process of issuing requests for quotes and receiving and comparing non-standardized bids from competing printers, print buyers are limited in the number of bids they are able to review. Once a printer is selected, the print buyer and the printer's customer service personnel communicate frequently to coordinate project design, modifications, rework, proofing, timing, scheduling and delivery. These communications today are still typically conducted through a combination of face-to-face meetings and telephone, paper, fax and e-mail correspondence. Moreover, print buyers in large corporations often manage several print jobs simultaneously, each of which must satisfy precise design and quality specifications and be completed within budgetary constraints and delivery timetables. Print buyers also face problems related to the management, storage and delivery of the large content data files required for each print job. As a result of these factors, commercial print procurement can be logistically complex, time-consuming, inefficient, and prone to errors.

    Because of the decentralized manner in which commercial print buying is conducted, large corporations typically fail to exploit their inherent buying power or to achieve economies of scale in print procurement. Many large corporations lack the systems necessary to compile enterprise-wide or even divisional print purchasing information that could be utilized to negotiate better volume discounts, eliminate redundancies, streamline the vendor selection and qualification process, and automate internal approvals. In addition, many large corporations suffer from a problem known as "maverick buying," which occurs when individual print buyers do not utilize approved printers or otherwise fail to follow internal procurement guidelines. Without sufficient procurement protocols or mechanisms for oversight, large corporations are often unable to effectively control and manage print buying.

    Printers also experience significant inefficiencies in the traditional commercial print procurement process. Many printers do not have access to sophisticated software to assist them in preparing competitive bids based on accurate cost estimates and managing capacity utilization, scheduling and fulfillment logistics. As a result, the profitability of an individual print job is often unknown until it is completed. Printers also suffer from the inefficiencies, miscommunications, errors and delays that result from the manual nature of the print workflow. Consequently, printers spend significant time investigating and responding to status requests and problems and often experience frequent rework and related cost overruns.

    Without fully automated and integrated e-commerce technologies specifically designed for the commercial print industry, both buyers and suppliers of commercial print incur substantial extraneous costs. CAP Ventures estimates that for every $1 of printing costs there are approximately $10 of associated processing costs, including the costs of creating, designing and revising the printed material as well as ordering, warehousing, distribution and inventory obsolescence costs.

    OPPORTUNITY FOR A BUSINESS-TO-BUSINESS EHUB IN COMMERCIAL PRINTING

    Because the commercial print market is large and highly fragmented, we believe that an Internet-based marketplace for the print industry would result in immediate efficiencies by enabling the aggregation of print demand and the matching of numerous buyers and suppliers of commercial print. However, we also believe that a basic Internet-based marketplace, in contrast with an eHub, is incapable of addressing many of the needs of corporations and their printers because of the complexities and inefficiencies of commercial print procurement workflows and the custom nature of each print job that requires collaboration among multiple parties. An effective eHub for the commercial print procurement process will address these needs by providing:

    - sufficient industry-specific functionality;

    - flexibility to incorporate the unique procurement workflow processes of the diverse companies that use commercial print;

    - sufficient technological flexibility to integrate with existing information technologies, such as operating resources procurement systems and enterprise resource planning systems, thereby enabling corporations and their printers to leverage their prior investments in these technologies; and

    - data collection, reporting and analytical tools that enable analysis of end-user spending patterns and other print buying trends so that savings opportunities can be identified by corporations and their printers.

    In addition, we believe a successful business-to-business eHub is particularly useful for the commercial print industry because most pre-printed content is already digitally stored and can be transferred electronically. Collaboration throughout the commercial print procurement process can therefore be conducted over the Internet, potentially eliminating shipping, mailing and other distribution costs since the content can be broadly distributed electronically for printing and distribution in many locations. Moreover, Harris Interactive, a market research firm, estimates that in 1998, 78% of commercial printers had access to the Internet, which should accelerate the adoption of Internet-based services and features.

THE IMPRESSE SOLUTION

    We have created an eHub for the commercial print industry that can provide corporations and their commercial print suppliers with integrated procurement and collaboration capabilities, industry-specific business intelligence, improved price discovery, corporate systems integration and other complementary services. Our impresse.com eHub also provides the transaction automation and volume aggregation of an e-commerce marketplace. Our strategy of charging a fixed percentage fee based on the gross dollar value of print volume procured through our impresse.com service provides price transparency to corporations and their commercial print suppliers. Our impresse.com service can be accessed through standard web-browsers without the need to install additional software, and requires minimal training.

    We believe our impresse.com service provides the following benefits:

    BENEFITS TO CORPORATIONS AND THEIR PRINT BUYERS

    REDUCED PROCESSING COSTS AND INCREASED PRODUCTIVITY. By automating the print procurement process, our impresse.com service allows print buyers to replace inefficient manual processes with real-time collaboration capabilities. This simplifies the daily work routines of print buyers and enables them to manage multiple print jobs with multiple printers simultaneously, increasing their productivity. These real-time collaboration capabilities also enable print buyers to reduce print job processing costs and turnaround times by reducing miscommunications with the printer that lead to errors, cost overruns, waste and delays. Moreover, the collaboration capabilities of our impresse.com service can be extended to all members of the project team to streamline the complex and iterative interactions among the print buyer, the printer's customer service representatives and, in many cases, multiple project managers, marketing communications professionals, graphic designers and advertising agencies. Our impresse.com service also incorporates bid analysis capabilities that enable more efficient comparison of quotes from multiple printers.

    ENHANCED CORPORATE PRINT PROCUREMENT. Our impresse.com service enables procurement managers to consolidate and analyze company-wide purchasing information. This information can be used to monitor and control aggregate commercial print expenditures and eliminate maverick buying practices. Our impresse.com service automates the request for quotes process, which enables corporations to conduct broader and more efficient bidding potentially leading to better prices for their print jobs. The customization features of our impresse.com service enable managers to create pre-programmed business rules specific to their company that standardize procurement workflows and facilitate the coordination of commercial print purchasing by multiple buyers. Our impresse.com service can also be integrated with our customers' existing internal information systems, enabling them to process financial and operating information relevant to their use of our impresse.com service. In addition, our impresse.com service can be used to find new printers and develop approved printer lists based on location, project specifications, printer specialization, cost and performance histories and other relevant selection criteria.

    BENEFITS TO PRINTERS

    Printers can expand their client base beyond local and regional markets by being able to respond to requests for quotes transmitted broadly using our impresse.com service. Printers therefore can develop more approved supplier relationships without a commensurate direct selling effort. We believe that as corporations utilize our impresse.com service to curb maverick buying practices, their print buyers will direct more business to the printers on their approved supplier lists, allowing the approved printers to generate greater print volumes from these relationships. As a result, printers can allocate sales and other resources to developing new, and improving existing, client relationships and achieving production efficiencies. In addition, our impresse.com service allows for easier tracking and on-line response to customer inquiries regarding project status leading to better customer service. This capability reduces printers' administrative costs by reducing the time spent by customer service personnel on these tasks.

THE IMPRESSE GROWTH STRATEGY

    Our objective is to be the leading eHub in the emerging market for business-to-business e-commerce for corporate commercial print procurement and collaboration. Key elements of our strategy to achieve this objective include:

    TARGET LARGE MULTINATIONAL CORPORATIONS ACROSS MULTIPLE INDUSTRIES. We primarily target large multinational corporations that represent the greatest aggregate demand for commercial print. We believe that as these corporations realize the benefits of our impresse.com service and begin to channel their commercial print spending through our eHub, their significant buying power will attract an increasing number of printers to our service. In addition, we believe that large corporations will enable us to expand our selling efforts to their business partners by providing strong customer references.

    LEVERAGE STRATEGIC RELATIONSHIPS TO EXPAND CUSTOMER BASE. We will continue to leverage our strategic relationships with industry leaders in information technology and e-commerce to accelerate the adoption of our impresse.com service. We believe that the endorsement of our eHub by our strategic partners gives us the credibility to access their customers. In addition, the complementary nature of our services and those of our partners will facilitate our co-selling and joint marketing initiatives. We believe that our current strategic relationships, as well as others we intend to pursue, will enable us to rapidly and widely deploy our impresse.com service.

    FACILITATE AND PROMOTE INCREASED USAGE OF OUR EHUB. We will continue to expand the customization and integration capabilities of our eHub in order to minimize the time and capital required for our customers to deploy our service on an enterprise-wide basis. We also intend to continue to provide training, technical and customization support. Moreover, we do not currently charge transaction fees to our print buying customers for their use of our eHub. Instead, we charge a transaction fee to printers which is computed as a fixed percentage of the gross dollar value of commercial print material procured through our impresse.com service. We believe our print buyer-oriented strategy will assist us in promoting initial usage of our eHub by the large corporations we target and will cause them to encourage printers to join our network.

    IMPROVE AND EXPAND OUR SERVICE. We will continue to improve our technology and expand our impresse.com service, in part by leveraging our strategic relationships, to meet the evolving needs of our customers, promote broad market adoption and increased usage of our service, and create additional sources of revenue. We will continue to expend substantial efforts to develop, purchase or license technological and other value-added enhancements to our eHub to increase its reliability, functionality and ease of integration with existing information systems installed by our customers. We will continue to devote considerable attention to improve our user interface to ensure that our impresse.com service is easy to use.

    PROVIDE SUPERIOR CUSTOMER SERVICE. We believe that a loyal customer base will facilitate increased procurement activity, the development of a strong brand, and valuable customer referrals. We intend to continue to employ rigorous recruiting, training, evaluation and compensation practices to help us attract and retain qualified employees who are dedicated to delivering outstanding results to our customers.

OUR IMPRESSE.COM SERVICE

    Our impresse.com service is designed to be a comprehensive business-to-business e-commerce solution for corporate commercial print collaboration and procurement. It is a hosted service designed to create a worldwide print supply network that can be accessed through standard web browsers by corporations, their commercial print suppliers and other participants in the print supply chain, including graphic design, advertising and marketing agencies, logistics and payments providers and equipment and material suppliers. Our impresse.com service utilizes advanced privacy and encryption technology, which controls access and provides security of confidential corporate information.

    Key features and services of our impresse.com service include:

    COLLABORATION

    PROJECTTRACKER. This feature manages data stored on the impresse.com service so that project team members can log onto the service at any time and examine and track the overall status of the project and the most recent actions taken, including change order tracking. Team members can also access historical records and audit standard and customizable milestones, requests, transactions, changes and approvals for projects processed through the service.

    TEAMTRACKER. This feature gives project managers, usually a corporate print buyer or printer, a way to create "teams" for projects and assign customizable profiles and permissions to each individual team member. The project team members within a company, at the company's advertising and design agencies and at the commercial print providers can be notified as needed about the status of a project and specific milestones and are able to review and update project information depending upon their authorizations.

    CONTENTTRACKER. This feature permits browser-based uploads of digital content files to the impresse.com servers and tracks and manages all content information associated with a specific project. Content items such as digital files and proofs can be intelligently monitored through our impresse.com service because of the association with individual projects, whether they are transferred electronically through our impresse.com service, through other networks, or sent physically by courier or overnight delivery.

    ARCHIVAL. Our impresse.com service provides current and historical records of status and audit of all requests, orders, changes and approvals for projects processed through our impresse.com service, by way of a comprehensive on-line transaction archive.

    DIGITAL ASSET MANAGEMENT. Digital asset management allows print buyers in corporations to store and retrieve their print-ready content files on our servers for future reordering.

    PROCUREMENT

    NEW PROJECT SPECIFICATION. Our impresse.com service provides an interactive browser-based interface for selecting, updating and changing project specifications.

    REQUEST FOR QUOTES PROCESSING. Our impresse.com service allows a print buyer to quickly and accurately submit requests for quotes to multiple printers for formal quotes, and to subsequently track bids and finalize orders.

    QUOTE COMPARISON AND NEGOTIATION. Our impresse.com service streamlines the comparison of quotes from multiple commercial printers and facilitates the on-going negotiation of specifications and quote parameters, enabling more efficient and accurate parameter and price recommendation and selection.

    PRINT BUYER AND PRINTER ADMINISTRATION. Our impresse.com service simplifies administration at the corporate level of multiple authorized print buyers and lists of approved printers, based on project types and business rules.

    PRINTER PERFORMANCE MONITORING. Our impresse.com service enables the ongoing performance measurement of printers on our network along key metrics to maintain a real-time performance profile for printers, which print buyers can use to evaluate and select approved printers.

    MANAGEMENT REPORTING. Our impresse.com service generates management reports for companies and printers about projects, orders and print buying trends.

    CUSTOMIZATION AND INTEGRATION

    CUSTOMIZED TEMPLATES. Using our SmartForms(SM) technology we can customize the user interface and print project templates of our impresse.com service to meet the unique needs of each print buying customer.

    CUSTOMIZED WORKFLOWS. Using our SmartFlows(SM) technology, we can customize print procurement and collaboration processes from printer selection to pricing and approval, to suit company-specific needs on a project-by-project basis.

    INTEGRATION CAPABILITY. Our SmartLinks(SM) technology allows us to integrate our impresse.com service with our customers' information systems, such as operating resources procurement, enterprise resource planning or print management systems. In addition, our impresse.com service can be integrated with the e-commerce solutions of our strategic partners, enabling our customers to conveniently use both impresse.com and our partners' services to conduct e-commerce.

OUR CUSTOMERS

    We market our impresse.com service to corporations, their advertising, design and marketing agencies, and their commercial printers.

    As of January 28, 2000, we had signed agreements to use our impresse.com service with 62 corporations and agencies, of which 37 agreements were signed through December 31, 1999. Among these corporations and agencies are:

3com                                           Harding Marketing Communications
A.G. Edwards                                   Hello Direct
Adobe System                                   Hewlett-Packard (Enterprise Storage Unit)
Alan Davenport Design                          LMN Design
Ariba                                          McKesson HBOC
Aspect Development                             MetLife
AutoNation                                     Nikken
Benchmarking Partners                          ONeal McClure
Bindco                                         P.S. Print Smart
Chicago Color Graphics                         Pearson Communications
Cicero Graphic Resources                       Penrose Press
Clarify                                        Reliastar Life Insurance
ACCPAC, a division of Computer Associates      Resort Maps North
CPS Communications                             The Creative Network
Curb-Crowser Design                            The Graphics Resource
Dayton Hudson                                  The Prodigal Media Company
Diebold                                        Think New Ideas
DirecTV                                        TPG Sports
Enron                                          Visual Printing
Federal Home Loan Mortagage                    WAM!NET
Fleming Companies                              Whirlpool

    After we sign an agreement with a corporation, our dedicated printer sales force works with its print buyers to sign up its commercial printers to use our impresse.com service. As of January 28, 2000, 106 commercial printers had entered into agreements to pay our fixed percentage fee to use our impresse.com service, of which 66 agreements had been signed through December 31, 1999.

STRATEGIC RELATIONSHIPS

    We are actively seeking to co-market our impresse.com service through industry leaders with strong relationships with potential corporate customers and leading commercial printers. We believe that co-marketing relationships provide us with sales and marketing leverage in signing up major corporations and commercial printers to use our impresse.com service. Potential candidates for strategic relationships include leading operating resources procurement solution providers, major distributors and resuppliers of operating resources procurement solutions and leading technology and solutions providers in the commercial print and graphic arts market. As of January 28, 2000, we were actively engaged in programs and had concluded sales and marketing alliance agreements with the companies detailed below:

    ADOBE SYSTEMS INC.

    In November 1999, we concluded an agreement with Adobe Systems for the impresse.com service to serve as the exclusive print procurement solution for Adobe's adobe.com graphic arts portal. The agreement includes marketing of impresse.com to Adobe's graphic arts application users and technology cooperation to integrate certain technologies, such as PDF workflows, with our impresse.com service.

    ARIBA, INC.

    We are engaged in sales and marketing programs with Ariba and have a sales promotion activity underway with Ariba's North American sales program. We plan to undertake further co-marketing and joint selling activities with Ariba in 2000 to promote the integrated impresse.com service and Ariba ORMS solution to large multinational corporations. At the Fall 1999 Ariba users' group meeting, our development team demonstrated the SmartLink that enables cXML integration of our impresse.com service with the Ariba ORMS solution. This integration makes it simple for an Ariba enterprise customer to use the impresse.com service for the procurement of printed materials, with a link from the Ariba ORMS directly to our impresse.com service. In this configuration, the Ariba ORMS solution integrates to the corporation's financial systems and provides the purchase order requisition and approval processes, while the impresse.com service works as part of the purchase process and automates the procurement and collaboration workflow between the corporation and its commercial print providers. Our marketing activities with Ariba began in September 1999, when we signed an agreement to be an ASL, or Ariba Supplier Link, partner.

    HEWLETT-PACKARD

    In August 1999, we signed a co-selling and co-marketing agreement with Hewlett-Packard to enable our impresse.com service to be marketed with Hewlett-Packard's eServices. Our impresse.com service is synergistic with other Hewlett-Packard eProcurement initiatives and we plan to undertake joint marketing and selling activities with Hewlett-Packard to access its customers and partners. In 1999, we conducted a direct mail promotion and a web seminar, and in 2000 we began co-selling activities with Hewlett-Packard's field sales teams to target Hewlett-Packard's corporate customers and partners.

    LOGIC ASSOCIATES

    In January 2000, we entered into an alliance agreement with Logic Associates, a leading developer and marketer of print management solutions. Logic's solution is used by commercial printers for business management tasks such as print job estimating, scheduling, and accounting. We plan to develop a SmartLink to connect our impresse.com service with Logic's print management solutions and to engage in joint marketing activities to reach Logic's commercial printer customers.

    ORACLE CORPORATION

    In October 1999, we signed an agreement to be an Oracle Supplier Network partner. In the near-term, we plan to complete the SmartLink XML technology integration which will connect our impresse.com service with Oracle's Internet procurement solution. We also plan to undertake co-marketing and joint selling activities with Oracle to promote our impresse.com service to Oracle's Internet procurement customers.

    WAM!NET

    In November 1999, we concluded a co-marketing agreement with WAM!NET, one of the largest providers of managed private network services to the graphic arts industry. WAM!NET is used by corporations, service bureaus and commercial printers as a reliable private communications service for the transmission of the large content files needed for print production. Our sales and marketing activities with WAM!NET include special customer incentives and sales force promotions. In 2000, through this agreement, we expect additional joint promotions of the impresse.com service to WAM!NET customers.

    TECHNOLOGY AGREEMENTS

    To enable our impresse.com service to leverage the latest technology standards, we have technology relationships in place with the industry's leading solution providers such as Adobe Systems, Apple Computer, BEA Systems, Microsoft and Seagate.

TECHNOLOGY

    Our impresse.com service is a comprehensive business-to-business e-commerce solution that resides entirely on our servers and is accessible by standard web browsers. This design requires minimal software installation by the customer and enables rapid deployment of applications, enhancements and updates. Our impresse.com service is built using open object-oriented architecture, and is designed to be scaleable, secure, robust, and highly available. Our technology enables our impresse.com service to be integrated with the internal business and information systems of our customers and to be customized to meet their business-specific requirements. Our data center provides us with very reliable and redundant high bandwidth Internet connectivity, electrical power, and climate control, all within a physically secure, access-controlled facility.

    SYSTEM ARCHITECTURE

    Our impresse.com service includes four layers of technology:

    - COMMUNICATION AND MESSAGING.   This technology layer allows our
      impresse.com service to connect with our customers' enterprise applications using standard Internet protocols that work across a corporation's network. This layer is implemented using standard network and security equipment and standard web servers, and supports standard Internet protocols such as HTTP (HyperText Transport Protocol, a protocol for exchanging information on the Internet), SSL (Secure Sockets Layer, a client-server protocol for encrypting data transmissions), FTP (File Transfer Protocol, a client-server protocol which allows a user on one computer to transfer files to and from another computer over a network), SMTP (Simple Mail Transfer Protocol, a protocol used in sending and receiving e-mail), and XML (eXtensible Markup Language, a language to define document structures and elements, useful when exchanging data between different computing systems).

    - APPLICATION SERVICES.   This layer delivers the collaboration and
      procurement functionality of our impresse.com service. Our impresse.com service uses third-party and proprietary software to deliver its commercial print procurement services.

    - DATA AND CONTENT MANAGEMENT. This layer manages the transaction and database information and the bills-of-materials, job specifications and content of our customers' printed items. It is implemented using standard servers, relational database management software, and advanced storage and backup systems configured to meet the requirements of our impresse.com service.

    - ENTERPRISE SERVICES.   This layer enables the administrative services
      which allow us to operate our impresse.com service, including financial services, customer service and support, data mining and reporting, and sales force automation.

    CUSTOMER INTEGRATION

    The impresse.com service can be configured and integrated to meet a customer's specific needs, including:

    - LOG IN AND AUTHENTICATION.   Our impresse.com service permits companies to
      manage their own user population by controlling the authentication and authorization process. Companies can control access to projects, job specifications, quotes, document content and lists of commercial printers. Industry-standard protocols and best practices are used to secure access to this data, both physically and electronically.

    - CUSTOMIZED TEMPLATES AND WORKFLOWS.   The graphical user interface,
      project templates and application behavior of our impresse.com service can be uniquely tailored for each customer using SmartForms(SM) and SmartFlows(SM) technology. For instance, corporations can customize our service to create job specification templates, select a specific set of commercial printers from a vendor list, pre-configure reports, and customize procurement and collaboration workflows in accordance with their internal business rules and policies.

    - ENTERPRISE APPLICATION INTEGRATION.   Using SmartLinks(SM) technology, the
      impresse.com service can be integrated across network firewalls with internal enterprise resource planning applications and proprietary internal systems used by corporations and their printers. Our SmartLink integrations generally utilize standard XML-based messaging, which enables faster implementations.

    - OPERATIONAL SUPPORT.   We offer technical support as part of our customer
      service efforts to respond to any service disruption experienced by our customers. In addition to standard site instrumentation and monitoring software, we have developed custom monitoring agents that measure key impresse.com application parameters. This proprietary software enables us to provide high quality operational support and availability.

SALES, MARKETING AND CUSTOMER SERVICE AND SUPPORT

    We market and sell our impresse.com service through a combination of our direct sales force, internal telemarketing sales and strategic relationships with partners such as Adobe Systems, Ariba, Hewlett-Packard, Logic Associates, Oracle and WAM!NET. Our primary sales efforts target the purchasing decision-makers and potential users in large multinational corporations who will influence the decision to adopt an Internet-based commercial print procurement and collaboration solution. These typically include print procurement, marketing communications and print production executives. After we sign a print buying agreement with a corporation, we obtain a list of the preferred or approved printers with whom its print buyers do the most commercial printing. Our dedicated printer sales force then calls on these printers to sign them up to use our impresse.com service.

    Our sales and marketing strategy is designed to inform corporations and commercial printers about both the technical and business benefits, including cost savings and return on investment, of our impresse.com service, and to promote the adoption by large corporations and their commercial print suppliers through education and training. Our field sales force focuses on large multinational corporations, their graphic arts, design and marketing agencies, and their commercial printers. Our telephone sales group primarily focuses on generating leads for our field sales force.

    We conduct a variety of marketing programs to educate our target market, create awareness and attract large multinational corporations and their commercial printers to use our impresse.com service. To achieve these goals, we engage in marketing activities such as seminars, direct mailings, advertising, trade shows, speaking engagements and web site marketing. We also conduct comprehensive public relations programs to establish and maintain relationships with key trade press, industry associations, business press and industry analysts. In addition, we engage in customer-specific marketing programs to educate print buyers to use our impresse.com service for their commercial print orders.

    We believe that good account management, customer service and support will enable us to establish and maintain long-term relationships with the large multinational corporations and printers on our eHub and encourage their continued use of our impresse.com service. Our customer service and support personnel respond to customer inquiries and technical questions and investigate the status of orders, shipments and payments. At any time during the print procurement process, a customer can contact our service and support staff by telephone or e-mail by following prompts located throughout our web site. We intend to expand our direct sales force and customer services organization and to establish additional sales offices.

    Our sales, marketing and customer service and support groups consisted of 84 individuals as of December 31, 1999, 43 of whom were located at our Sunnyvale, California headquarters and 41 of whom were located in regional offices.

DEVELOPMENT AND NETWORK OPERATIONS

    Our development organization is focused on developing and enhancing our service and maintaining and improving our technology platform and infrastructure. As of December 31, 1999, our development group was comprised of 38 employees responsible for development and quality assurance, and our network operations staff was comprised of 9 employees, all located in Sunnyvale, California.

COMPETITION

    The market for Internet-based business-to-business e-commerce solutions for commercial printing is new and rapidly evolving. Competition in this market is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. We believe that the critical success factors for companies seeking to create comprehensive business-to-business e-commerce solutions include the following:

    - industry-specific expertise,

    - quality and reliability of the solution,

    - breadth, depth and customizability of solution offerings,

    - ease of use and integration with corporate information systems,

    - focus on corporations and their internal users,

    - brand recognition,

    - installed base of customers, and

    - customer service and support.

    We face competition from four main areas:

    - companies with commercial print-focused e-commerce offerings including Collabria, ImageX.com, Noosh.com and PrintCafe and existing business-to-business e-commerce companies which may decide to introduce competing offerings,

    - large commercial printers which have developed or may acquire or develop proprietary e-commerce solutions,

    - large multinational corporations with internally developed print procurement and collaboration solutions, and

    - traditional enterprise software companies, such as SAP, Baan and PeopleSoft, that may develop alternative print procurement and collaboration solutions.

    Our current and potential competitors may develop Internet-based procurement solutions that achieve greater market acceptance than our solution. Many of our existing and potential competitors have greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. Such competitors can undertake more extensive marketing campaigns for their brands, products and services, adopt more aggressive pricing policies and make more attractive offers to customers, potential employees, distribution partners, and commercial print suppliers.

    In addition, many of our prospective customers have established relationships with some of our potential competitors. Accordingly, we cannot be certain that we will be able to expand and retain our base of print buyers and commercial print suppliers. We may not be able to compete successfully against our current or future competitors and competition could have a material adverse effect on our business, results of operations and financial condition.

    Our ongoing ability to compete effectively also depends on our ability to respond to technological change by providing feature enhancements and expanded service offerings, the quality and reliability of our operations, customer service and support, and the effectiveness of our sales and marketing programs.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSING

    We have taken reasonable and customary steps to protect our discoveries, research and development and intellectual property by implementing a patent disclosure and filing program with the assistance of experienced patent counsel. Currently, we have several pending U.S. and international patent applications relating to various aspects of our eHub.

    We have entered into a non-exclusive license agreement under which we obtained rights to use the technology covered by a United States patent. This patent covers automated printing control systems that allow for interaction between print purchasers and printers across computer networks such as the Internet. We believe that this patent is the first United States patent to address business-to-business interaction for print procurement via the Internet. We are the first licensee of this patent and have secured a preferred licensee status.

LEGAL PROCEEDINGS

    We are not currently involved in any material legal proceedings.

EMPLOYEES

    As of December 31, 1999, we had 146 full-time employees, including 46 in research and development and network operations, 84 in sales, marketing and customer service and support and 16 in general and administrative functions. We also employ independent contractors to support our engineering, sales, marketing, customer services and support and administrative organizations.

FACILITIES

    Our executive administrative and operating offices are located in approximately 20,000 square feet of leased office space in Sunnyvale, California under a lease expiring in 2007. We have entered into a lease for an additional 35,000 square feet of office space at the same location commencing in June 2000 and expiring in 2007. We also have sales offices in the metropolitan areas of Atlanta, Boston, Chicago, Cincinnati, Dallas, Denver, Detroit, Los Angeles, Minneapolis, New York, Philadelphia, Seattle, St. Louis, and Washington D.C.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is information regarding our directors and executive officers as of December 31, 1999.

NAME                            AGE      POSITION
----                          --------   --------
Nimish Mehta................   41        President, Chief Executive Officer and Director
Sanjai K. Bijawat...........   41        Vice President and Chief Financial Officer
Robert W. Jones.............   52        Vice President, Customer Services
Siva V. Kumar...............   41        Vice President, Marketing and Chairman of the Board
Philip C. Nelson............   36        Chief Technology Officer
Scott J. Yetter.............   38        Vice President, North American Sales and Field Marketing
Eric Archambeau (1).........   41        Director
Bruce Dunlevie (1)..........   43        Director
Steven J. Gilbert (2).......   52        Director
Paul Levy (2)...............   44        Director
Russell Siegelman (2).......   38        Director
Hatim A. Tyabji (1).........   54        Director

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

    NIMISH MEHTA has served as President and Chief Executive Officer of Impresse since August 1998. From October 1995 to July 1998, Mr. Mehta served as Senior Vice President of the Industry & Front Office Applications Division of Oracle Corporation, an enterprise software company. From August 1993 to October 1995, Mr. Mehta served as Vice President of Oracle's Workgroup Solutions Division. Prior to joining Oracle, Mr. Mehta held various product management and development positions with AT&T Bell Laboratories and Octek Inc. Mr. Mehta holds a Bachelor of Technology degree in Electrical Engineering from the Indian Institute of Technology, New Delhi, a Master of Science degree in Electrical Engineering from the University of Toronto and a Master of Business Administration degree from the Sloan School of Management at the Massachusetts Institute of Technology.

    SANJAI K. BIJAWAT has served as Vice President and Chief Financial Officer of Impresse since July 1999. From December 1997 to July 1999, Mr. Bijawat served as Managing Director in the Media & Telecommunications and Corporate Investment Banking Groups at BT Alex. Brown, a New York based investment banking company. From June 1992 to December 1997, Mr. Bijawat served as Vice President of BT Securities Corporation and Bankers Trust Company. Prior to joining Bankers Trust Company, Mr. Bijawat held various systems engineering and management positions with Micronix Corporation and Raychem Corporation. Mr. Bijawat holds a Bachelor of Technology degree in Mechanical Enginering from the Indian Institute of Technology, Bombay, a Master of Science degree in Mechanical Engineering from Stanford University and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.

    ROBERT W. JONES has served as Vice President, Customer Services of Impresse since March 1999. Prior to joining Impresse, Mr. Jones was Director of Professional Services at Genesys Telecommunication Laboratory, an enterprise software company, from May 1997 to March 1999. From May 1989 through May 1997, Mr. Jones was with Oracle Corporation where he served in various management positions in Oracle's Professional Services organization. Mr. Jones began his professional career with Arthur Andersen & Co. in its Management Information Consulting Division. Mr. Jones holds a Bachelor of Arts degree from the University of Notre Dame and a Master of Business Administration degree from the University of Oklahoma.

    SIVA V. KUMAR, a co-founder of Impresse, has served as its Vice President, Marketing and Chairman of the Board of Directors since inception in October 1997. From October 1997 to August 1998, Mr. Kumar also served as the Chief Executive Officer of Impresse. From January 1995 to June 1997, Mr. Kumar served as the Vice President of Marketing of Chromatic Research, a multimedia company. Prior to joining Chromatic Research, Mr. Kumar was a Vice President at New Media Ventures, a venture capital firm. Before this, Mr. Kumar was the Vice President of Marketing and General Manager of the PC and Macintosh Division at Frame Technology, a desktop publishing software company. Mr. Kumar has previously held senior marketing positions at Apple Computer, Oracle Corporation and Intel Corporation. Mr. Kumar holds a Bachelor of Technology degree from the Indian Institute of Technology, Madras, a Master of Science degree from Pennsylvania State University and a Master of Business Administration degree from the University of Chicago.

    PHILIP C. NELSON, a co-founder of Impresse, has served as Chief Technical Officer since inception in October 1997, Vice President, Engineering from inception through November 1999, and as a director of Impresse from inception until August 1998. In April 1988, Mr Nelson co-founded Verity, Inc. and from April 1988 until July 1997 served in various engineering capacities at Verity, including Vice President of Engineering and Chief Technology Officer. Prior to co-founding Verity, Mr Nelson held various technical positions at Advanced Decision Systems and Brigham & Women's Hospital. Mr. Nelson holds Bachelor of Science degrees in Electrical Engineering and Computer Science from the Massachusetts Institute of Technology.

    SCOTT J. YETTER has served as Vice President, North American Sales and Field Marketing of Impresse since February 1999. Prior to joining Impresse,
Mr. Yetter was Vice President, Sales & Marketing, North America at American Software USA, Inc. from June 1998 to February 1999. From October 1996 to May 1998, Mr. Yetter served as the Vice President & General Manager, Northeast Area for American Software. Prior to that Mr. Yetter held various management and sales executive positions with i2 Technologies, JBA International, American Software, NCR Corporation and Otis Elevator Company. Mr. Yetter holds a Bachelor of Science degree in Industrial Engineering from the Georgia Institute of Technology.

    ERIC ARCHAMBEAU has served as a director of Impresse since December 1998. Since September 1998, Mr. Archambeau has been a partner of Atlas Venture, a venture capital firm. Prior to joining Atlas Venture, Mr. Archambeau was a co-founder and initial CEO of Trading Dynamics, a leading business to business dynamic trading engine software company, now a wholly-owned subsidiary of Ariba, Inc. From 1995 to 1997, he was a co-founder, President and CEO of RightPoint, a leading Enterprise Marketing Software company, now a wholly-owned subsidiary of E.piphany, Inc. Prior to 1995 he held a variety of managerial positions in the high technology industry, from engineering to corporate development, at firms such as VLSI Technology in San Jose and Lagardere Group in Paris.
Mr. Archambeau is a graduate of Ecole Centrale in Lyon, France. He holds a Master of Science in electrical engineering from the University of California, Berkeley, a degree in electrical engineering from Stanford University, a PhD in Computer Science from Grenoble University and a Master of Business Administration degree from Santa Clara University.

    BRUCE DUNLEVIE has served as a director of Impresse since December 1997.
Mr. Dunlevie is a general partner of Benchmark Capital LLC, a venture capital firm founded by Mr. Dunlevie in May 1995. From 1989 to 1995 Mr. Dunlevie served as a general partner of Merrill, Pickard, Anderson & Eyre. Mr. Dunlevie has also served as Vice President and General Manager of the Personal Computer Division of Everex Systems, Inc., a personal computer manufacturer, and as an investment banker with Goldman, Sachs & Co. He is also a director of Wink Communications and Rambus, Inc. Mr. Dunlevie holds a Bachelor of Arts degree from Rice University and a Master of Business Administration degree from the Stanford Graduate School of Business.

    STEVEN J. GILBERT has served as a director of Impresse since November 1999. Mr. Gilbert is also Chairman of the Board of Gilbert Global Equity Partners, L.P., a private equity fund. Mr. Gilbert is the former Managing Partner of Soros Capital and founder and former Managing Partner of Chemical Venture Partners (now Chase Capital Partners). Prior to founding Chemical Venture Partners,
Mr. Gilbert was an investment banker with Morgan Stanley & Co., Inc. and an attorney at Goodwin Procter & Hoar.

Mr. Gilbert also serves as a director of several private companies. Mr. Gilbert holds a Bachelor of Science degree from the Wharton School of Finance at the University of Pennsylvania, a Juris Doctorate from Harvard Law School and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.

    PAUL LEVY has served as a director of Impresse since July 1999. In 1981, Mr. Levy co-founded Rational Software Corporation, an Internet software infrastructure company, and currently serves as its Chairman of the Board of Directors. From 1981 to April 1999, Mr. Levy served as Chairman of the Board of Directors and Chief Executive Officer of Rational Software Corporation.
Mr. Levy also serves as a director of Broadbase Software. Mr. Levy holds a Bachelor of Science degree from the United States Air Force Academy and a Master of Science degree in engineering from Stanford University.

    RUSSELL SIEGELMAN has served as a director of Impresse since December 1997. Since 1996, Mr. Siegelman has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm. Prior to joining Kleiner Perkins, Mr. Siegelman served in a variety of positions at Microsoft, most recently as Vice President of the Microsoft Network, Microsoft's on-line service. Mr. Siegelman also serves as a director of several private companies. Mr. Siegelman holds a Bachelor of Science degree in Physics from the Massachusetts Institute of Technology and a Master of Business Administration degree from the Harvard Graduate School of Business Administration.

    HATIM A. TYABJI has served as a director of Impresse since November 1999. Mr. Tyabji served as President and Chief Executive Officer of Verifone, Inc., now a wholly-owned subsidiary of Hewlett-Packard, from 1986 to 1998 and as its Chairman of the Board of directors from 1992 to 1998. Prior to joining VeriFone, Mr. Tyabji served as President of the Information Systems Products and Technologies Group of Unisys Corporation, formerly known as Sperry Corporation. Mr. Tyabji also serves as a director of Ariba, Inc. and Deluxe Corporation.
Mr. Tyabji holds a Bachelor of Science degree in electrical engineering from the College of Engineering in Poona, India and a Master of Science degree in electrical engineering from the State University of New York, Buffalo. He also holds a Master of Business Administration degree in International Business from Syracuse University and is a graduate of the Stanford University Executive Program.

BOARD OF DIRECTORS

    Directors are elected annually at the annual meeting of Impresse stockholders, and serve for the term for which they are elected and until their successors are duly elected and qualified. Impresse's Bylaws currently provide for a Board of Directors comprised of eight directors.

BOARD COMMITTEES

    Impresse's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee of the Board of Directors consists of
Messrs. Archambeau, Dunlevie and Tyabji. The Audit Committee reviews Impresse's financial statements and accounting practices and makes recommendations to the Board of Directors regarding the selection of independent auditors. The Compensation Committee of the Board of Directors consists of Messrs. Gilbert, Levy and Siegelman. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for Impresse's officers and employees and administers Impresse's employee benefit plans.

DIRECTOR COMPENSATION

    None of the directors is paid any fee or other compensation for acting as a director, although directors are reimbursed for reasonable expenses incurred in attending Board or committee meetings. As of the offering, directors of Impresse are eligible to participate both in Impresse's 1997 Stock Option Plan and, for non-employee directors, in Impresse's 2000 Directors' Stock Plan. See "Stock Plans." In August 1999 and November 1999, respectively, directors Paul Levy and Hatim Tyabji were each granted 110,000 shares of the company's common stock at a price of $.50 per share under a vesting schedule of four years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the Compensation Committee of the Board of Directors is an officer or employee of Impresse. No executive officer of Impresse serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on Impresse's Compensation Committee.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation earned in the fiscal year ended December 31, 1999 paid to Impresse's Chief Executive Officer and Impresse's next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 1999 ("Named Officers"). All options granted by the Board of Directors prior to the offering allowed for early exercise. The number of securities underlying options in the "Long-Term Compensation" column includes securities issued upon the exercise of options subject to repurchase at cost by Impresse.

                                                                                          LONG-TERM
                                                             ANNUAL COMPENSATION         COMPENSATION
                                                        ------------------------------   ------------
                                                                                          NUMBER OF
                                                                                          SECURITIES
                                                                                          UNDERLYING
             NAME AND PRINCIPAL POSITION                  YEAR      SALARY     BONUS       OPTIONS
------------------------------------------------------  --------   --------   --------   ------------
Nimish Mehta..........................................    1999     $200,000   $    --      1,496,907
  President, Chief Executive Officer and Director
Scott J. Yetter (1)...................................    1999      128,472    99,750        300,000
  Vice President, North American Sales and Field
  Marketing
Robert W. Jones.......................................    1999      120,000    35,000        150,000
  Vice President, Customer Services
Siva V. Kumar (2).....................................    1999      155,000        --         11,882
  Vice President, Marketing and Chairman of the Board
Philip C. Nelson (3)..................................    1999      155,000        --          8,911
  Chief Technology Officer

------------------------

(1) In an offer letter dated January 29, 1999, we agreed to grant a one-time option to purchase up to an additional 50,000 shares of our common stock to Mr. Yetter at the fair market value at the time of grant for the accomplishment of sales goals during the fiscal year ended December 31, 1999. We also agreed to reimburse Mr. Yetter up to $100,000 for relocation expenses that will be incurred by him during his move to California from Pennsylvania.

(2) We also sold 1,920,000 shares of common stock to Mr. Kumar in October 1997 and December 1997 in connection with the sale of our common stock to founders of Impresse. A portion of these shares of common stock remains subject to our right of repurchase in the event of the cessation of Mr. Kumar's employment with Impresse. Mr. Kumar holds rights to a total of 1,931,882 shares of our common stock.

(3) We sold 1,440,000 shares of common stock to Mr. Nelson in December 1997 in connection with the sale of our common stock to founders of Impresse. A portion of these shares of common stock remains subject to our right of repurchase in the event of the cessation of Mr. Nelson's employment with Impresse. Mr. Nelson and his transferees hold rights to a total of 1,448,911 shares of our common stock.

STOCK OPTIONS

    The following table sets forth information concerning the grant of stock options to the Named Officers during the fiscal year ended December 31, 1999. The individual grants consist of options granted pursuant to Impresse's 1997 Stock Option Plan. For the purposes of calculating the percent of total options granted to employees during the last fiscal year, Impresse granted options to purchase 3,517,500 shares of common stock to employees and consultants. The exercise price per share of each option was equal to the fair market value of common stock on the date of grant as determined by the Board of Directors. In determining the fair market value of the common stock on each grant date, the Board of Directors considered, among other things, Impresse's absolute and relative levels of revenues and operating results, the state of Impresse's technology development, increases in operating expenses, the absence of a public trading market for Impresse's securities, the competitive nature of Impresse's market and the appreciation of stock values of generally comparable companies. The potential realizable value is based on the assumption that the common stock of Impresse appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of the ten-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect Impresse's projections or estimates of future stock price growth. Potential realizable values are computed by:

    - multiplying the number of shares of common stock subject to a given option by the exercise price;

    - assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option; and

    - subtracting from that result the total option exercise price.

              OPTION GRANTS IN FISCAL YEAR ENDED DECEMBER 31, 1999

                                                                                           POTENTIAL REALIZABLE
                                                     INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                   -----------------------------------------------------      ANNUAL RATES OF
                                   NUMBER OF     PERCENT OF                                     STOCK PRICE
                                   SECURITIES   TOTAL OPTIONS                                  APPRECIATION
                                   UNDERLYING    GRANTED TO     EXERCISE OR                   FOR OPTION TERM
                                    OPTIONS     EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
NAME                                GRANTED      FISCAL YEAR     PER SHARE       DATE         5%          10%
----                               ----------   -------------   -----------   ----------   ---------   ---------
Nimish Mehta ....................     9,207           .26%          $.50        7/01/09     $2,900     $  7,320
  President, Chief Executive
  Officer and Director

Scott J. Yetter (1) .............   300,000           8.5           $.45        3/12/09     85,050      214,650
  Vice President, North American
  Sales and Field Marketing

Robert W. Jones .................   150,000           4.3           $.45        3/12/09     42,525      107,325
  Vice President, Customer
  Services

Siva V. Kumar ...................    11,882           .34           $.50        7/01/09      3,743        9,446
  Vice President, Marketing and
  Chairman of the Board

Philip C. Nelson ................     8,911           .25           $.50        7/01/09      2,807        7,084
  Chief Technology Officer

--------------------------

(1) In an offer letter dated January 29, 1999, we agreed to grant a one-time option to purchase up to an additional 50,000 shares of our common stock to Mr. Yetter at the fair market value at the time of grant for the accomplishment of license and service goals during the fiscal year ended December 31, 1999.

EXERCISE OF OPTIONS

    The following table sets forth information concerning the exercise of stock options during the fiscal year ended December 31, 1999 by the Named Officers and the fiscal year-end value of unexercised options. Since there was no public trading market for Impresse's common stock as of December 31, 1999, the values of unexercised options at December 31, 1999 are based on a fair market value of common stock of $2.00 per share as determined by the Board of Directors on December 31, 1999. Therefore, these values are calculated based on the $2.00 per share value for value at fiscal year-end or the fair market value as determined by the Board of Directors on the date of exercise for value realized, less the applicable exercise price per share, multiplied by the number of shares underlying these options. All options granted by the Board of Directors allowed for early exercise. The number of securities underlying unexercised options in the "Unexercisable" column and the related value of these securities at year end reflects this information as it relates to options that although are exercisable, would if exercised result in the ownership of common stock subject to repurchase at cost by Impresse.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                      NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                      SHARES      OPTIONS AT DECEMBER 31, 1999       AT DECEMBER 31, 1999
                                     ACQUIRED     -----------------------------   ---------------------------
NAME                                ON EXERCISE    EXERCISABLE    UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                -----------   -------------   -------------   -----------   -------------
Nimish Mehta......................         --         9,207           --          $   13,811      $  --
  President, Chief Executive
  Officer and Director

Scott J. Yetter...................    300,000            --           --                  --         --
  Vice President, North American
  Sales and Field Marketing

Robert W. Jones...................    150,000            --           --                  --         --
  Vice President, Customer
    Services

Siva V. Kumar.....................         --        11,882           --              17,823         --
  Vice President, Marketing and
  Chairman of the Board

Philip C. Nelson..................         --         8,911           --              13,367         --
  Chief Technology Officer

--------------------------

STOCK PLANS

    1997 STOCK OPTION PLAN

    GENERAL. Our 1997 Stock Option Plan provides for the granting of stock options to eligible employees, officers, directors, including non-employee directors, and consultants of Impresse. Stock options granted under the 1997 Stock Option Plan may be either "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options, which are options not intended to qualify as incentive stock options. Incentive stock options may be granted to employees, officers and employee directors of Impresse and nonstatutory stock options may be granted to employees, officers, employee and non-employee directors and consultants.

    As of December 31, 1999, an aggregate of 6,867,537 shares of common stock had been reserved for issuance under the 1997 Stock Option Plan. As of December 31, 1999, 1,768,525 shares of common stock were issuable upon the exercise of outstanding options granted under the 1997 Stock Option Plan at a weighted average exercise price of $1.11, 1,683,475 shares of common stock have been issued upon exercise of options, and 31,837 shares of common stock remained available for future issuance under the 1997 Stock Option Plan. The 1997 Stock Option Plan was originally adopted by the Board of Directors in December 1997 and approved by the stockholders in December 1997. The 1997 Stock Option Plan was amended by our Board of Directors in January, 2000 to increase the total number of shares reserved for issuance by 4,132,463 shares, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2001 and ending in 2007 equal to the lesser of 2,500,000 shares, or 6% of our outstanding common stock on the last day of the preceding fiscal year or a lesser number determined by our Board of Directors. The amendments to the 1997 Stock Option Plan will be submitted for approval by our stockholders prior to the completion of this offering. Unless terminated earlier by our Board of Directors, the 1997 Stock Option Plan will terminate in 2007.

    Stock options granted under the 1997 Stock Option Plan may not have a term of more than ten years and generally remain exercisable for a period of three months following termination of the optionee's employment or consulting relationship with Impresse, with longer periods applying in the event this termination occurs as a result of death or disability. The exercise price of all incentive stock options must equal at least to the fair market value of the common stock at the time of grant, except in the case of incentive stock options granted to persons owning stock that represents more than 10% of the total combined voting power of all classes of the outstanding capital stock of Impresse, in which case the exercise price must equal at least 110% of the fair market value of the common stock at the time of grant. The exercise price of nonstatutory stock options will be determined by the Administrator, except that for grants to certain executive officers of Impresse, the exercise price must be at least 100% of the fair market value if the option is intended to qualify as performance-based compensation under applicable tax rules. Options granted under the 1997 Stock Option Plan are generally subject to vesting at a rate of twenty-five percent at the end of the first year and 1/48th of the original number of shares subject to the option per month thereafter. The Administrator has the authority to grant options which are exercisable prior to vesting, in which case the unvested portion of the exercised shares are subject to a right of repurchase in favor of Impresse at the optionee's original cost. Options granted under the 1997 Stock Option Plan are generally not transferable, although the Administrator has the discretion to allow limited transferability of nonstatutory stock options. In the event of an acquisition of Impresse or the sale of all or substantially all of Impresse's assets, each option outstanding under the 1997 Stock Option Plan shall vest as to an additional number of shares equal to the lesser of 25% of the number of shares originally granted pursuant to such option, and the remaining number of shares not yet vested under the terms of such option. Thereafter, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation. If the successor corporation refuses to do an assumption or substitution, each outstanding option shall terminate 10 days following the closing of the transaction. In the event that the option is not terminated following the closing of the transaction, if an optionee is terminated by Impresse without good cause and other than due to death or disability, or if an optionee resigns as a result of a constructive termination by Impresse or by any successor entity, in either case within one year following the closing of the transaction, then such optionee's option shall vest as to an additional number of shares equal to the lesser of 25% of the number of shares originally granted, and the remaining number of shares not yet vested under the terms of such option. In the event of a proposed dissolution or liquidation of Impresse, each outstanding option granted under the 1997 Stock Option Plan shall terminate. Outstanding options will adjust in the event of a stock split, stock dividend or other similar change in our capital structure. The Administrator has the authority to amend or terminate the 1997 Stock Option Plan provided that no action that impairs the rights of any holder of an outstanding option may be taken without the holders' consent. In addition, stockholder approval will be obtained for any amendment to the extent required by applicable law.

    The 1997 Stock Option Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors to administer the 1997 Stock Option Plan. The 1997 Stock Option Plan will be administered by the Compensation Committee (comprised of Messrs. Siegelman, Levy and Gilbert). The Administrator has the authority to grant options and to determine the terms of these awards, provided these grants are not inconsistent with the terms of the 1997 Stock Option Plan. In no event, however, may an individual receive option grants for more than 2,000,000 shares under the 1997 Stock Option Plan in any fiscal year. Decisions of the Administrator are final and binding on all 1997 Stock Option Plan participants.

    2000 DIRECTORS' STOCK PLAN

    Our 2000 Directors' Stock Plan was adopted by the Board of Directors in January 2000 and is expected to be approved by the stockholders prior to the closing of this offering. A total of 300,000 shares of common stock has been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory stock options to nonemployee directors of Impresse. The Directors' Plan is designed to work automatically without administration; however, to the extent administration is necessary, it will be performed by the Board of Directors. To the extent conflicts of interest arise, it is expected that they will be addressed by abstention of any interested director from both deliberations and voting regarding matters in which this director has a personal interest. The Directors' Plan becomes effective on the date of this offering.

    The Directors' Plan provides that each person who becomes a nonemployee director of Impresse after the effective date of the registration statement will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which the optionee first becomes a nonemployee director of Impresse (a "First Option"). Thereafter, on the date of Impresse's annual stockholders meeting each year, each nonemployee director of Impresse, including a director who did not receive a First Option grant, will be granted an option to purchase 15,000 shares of common stock if, on that date, he or she has served on Impresse's Board of Directors for at least six months (the "Annual Option").

    The Directors' Plan sets neither a maximum nor a minimum number of shares for which options may be granted to any one non-employee director, but does specify the number of shares that may be included in any grant and the method of making a grant. No option granted under the Directors' Plan is transferable by the optionee other than by will or the laws of descent or distribution or pursuant to a qualified domestic relations order, and each option is exercisable, during the lifetime of the optionee, only by the optionee or a permitted transferee. The Directors' Plan provides that each First Option granted under the Directors' Plan shall vest and become exercisable as to 1/48 of the total number of shares subject to the option as of the first day of each month after the date of grant. The Directors' Plan provides that each Annual Option granted under the Directors' Plan shall vest and become exercisable as to 1/12 of the total number of shares subject to the option as of the first day of each month after the date of grant. If a nonemployee director ceases to serve as a director for any reason other than death or disability, he or she may, but only within 90 days after the date he or she ceases to be a director of Impresse, exercise options granted under the Directors' Plan to the extent that he or she was entitled to exercise those options as of the date of termination. If he or she does not exercise the option within this 90 day period, this option shall terminate. The exercise price of all stock options granted under the Directors' Plan shall be equal to the fair market value of a share of Impresse's common stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years.

    In the event of an acquisition of Impresse or the sale of all or substantially all of Impresse's assets, each option outstanding shall become immediately exercisable prior to the closing of the transaction. The Board of Directors may amend or terminate the Directors' Plan; provided, however, that these actions may not adversely affect any outstanding option. Outstanding options will be adjusted in the event of a stock split, stock dividend or other similar change in our capital structure. We will obtain stockholder approval for any amendment to the extent required by applicable law. If not terminated earlier, the Directors' Plan will have a term of ten years.

    2000 EMPLOYEE STOCK PURCHASE PLAN

    Impresse's 2000 Employee Stock Purchase Plan was adopted by the Board of Directors in January 2000 and is expected to be approved by the stockholders prior to the closing of this offering. A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan, as well as an automatic annual increase on the first day of each of Impresse's fiscal years beginning in 2001 and ending in 2010 equal to the lesser of 500,000 shares, 2% of Impresse's outstanding common stock on the last day of the immediately preceding fiscal year or a lesser number of shares determined by the Board of Directors. The Purchase Plan becomes effective on the date of this offering.

    The Purchase Plan, which is intended to qualify under Section 423 of the Code, will be implemented by a series of overlapping offering periods of approximately 24 months duration, with new offering periods (other than the first offering period) commencing on May 1st and November 1st of each year. Each offering period will generally consist of four consecutive purchase periods of approximately six months duration, at the end of which an automatic purchase will be made for the participant. The initial offering period is expected to begin on the date of this offering and end on April 30, 2002; the initial purchase period is expected to end on October 31, 2000. The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board of Directors. The Purchase Plan will be administered by the Compensation Committee (comprised of Messrs. Siegelman, Levy and Gilbert). Employees (including officers and employee directors) of Impresse, or of any majority-owned subsidiary designated by the Board of Directors, are eligible to participate in the Purchase Plan if they are employed by Impresse or any majority-owned subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of Impresse's common stock at the beginning of each offering period or at the end of each purchase period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment. If not terminated earlier, the Purchase Plan will have a term of 10 years.

    An employee is not eligible to participate in the Purchase Plan if immediately after the grant of an option to purchase stock under the Purchase Plan the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if this option would permit an employee to purchase stock under the Purchase Plan at a rate that exceeds $25,000 of fair market value of this stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 2000 shares of common stock under the Purchase Plan in any one purchase period. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new twenty-four month offering period beginning on the first business day following the purchase date.

    In the event of a merger of Impresse with or into another corporation or a sale of all or substantially all of Impresse's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation. However, the Board of Directors will shorten any ongoing offering period so that participants' rights to purchase stock under the Purchase Plan are exercised prior to the transaction in the event the successor corporation refuses to assume each purchase right or to substitute an equivalent right of the successor corporation. Outstanding options will be adjusted in the event of a stock split, stock dividend or other similar change in our capital structure. The Board of Directors has the power to amend or terminate the Purchase Plan as long as the action does not adversely affect any outstanding rights to purchase stock thereunder. However, our Board of Directors may amend or terminate the Purchase Plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by the Delaware General Corporation Law, Impresse has included in its Amended and Restated Certificate of Incorporation a provision to eliminate the personal liability of its officers and directors for monetary damages for breach or alleged breach of their fiduciary duties as officers or directors, respectively, subject to exceptions. In addition, Impresse's Bylaws provide that Impresse is required to indemnify its officers and directors, including under circumstances in which indemnification would otherwise be discretionary, and Impresse is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. Impresse has also obtained directors' and officers' liability insurance. At present, Impresse is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of Impresse in which indemnification would be required or permitted. Impresse is not aware of any threatened litigation or proceeding that might result in a claim for indemnification. Impresse believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

                           RELATED PARTY TRANSACTIONS

EQUITY TRANSACTIONS

    Some stock option grants to directors and executive officers of Impresse are described under the caption "Management--Executive Compensation."

    In October 1997, Impresse issued and sold 1,000,000 shares of common stock at $.01 per share to Rajeev Sehgal and 888,888 shares of common stock at $.01 per share to Siva Kumar, chairman of the board and a vice president of Impresse. In December 1997, Impresse repurchased 600,000 shares of common stock at $.01 per share from Mr. Sehgal in connection with Mr. Sehgal's disassociation from Impresse. Mr. Sehgal retains a total of 400,000 shares of common stock of Impresse.

    In December 1997, Impresse issued and sold 1,031,112 shares of common stock at $.01 per share to Siva Kumar, chairman of the board and a vice president of Impresse.

    In December 1997, Impresse issued and sold 1,440,000 shares of common stock at $.01 per share to Phil Nelson, a founder and the Chief Technology Officer of Impresse.

    In December 1997, April 1998 and August 1998, Impresse issued and sold 8,530,000 shares of Series A preferred stock at a price of $.50 per share, including:

    - 4,000,000 shares to entities affiliated with Kleiner Perkins Caufield & Byers, an entity with which Mr. Siegelman, a director of Impresse, is affiliated;

    - 4,000,000 shares to entities affiliated with Benchmark Capital, an entity with which Mr. Dunlevie, a director of Impresse, is affiliated; and

    - other private investors.

    In December 1998, February 1999 and May 1999, Impresse issued and sold 3,507,928 shares of Series B preferred stock at price per share of $3.15, including:

    - 793,651 shares to entities affiliated with Kleiner Perkins Caufield & Byers, an entity with which Mr. Siegelman, a director of Impresse, is affiliated;

    - 793,651 shares to entities affiliated with Benchmark Capital, an entity with which Mr. Dunlevie, a director of Impresse, is affiliated;

    - 1,746,032 shares to entities affiliated with Atlas Venture, an entity with which Mr. Archambeau, a director of Impresse, is affiliated; and

    - other private investors.

    In November 1999 and January 2000, Impresse issued and sold 4,399,100 shares of its Series C Preferred Stock at a price of $12.39 per share, including:

    - 80,709 shares to entities affiliated with Kleiner Perkins Caufield & Byers, an entity with which Mr. Siegelman, a director of Impresse, is affiliated;

    - 80,710 shares to entities affiliated with Benchmark Capital, an entity with which Mr. Dunlevie, a director of Impresse, is affiliated;

    - 1,614,205 shares to entities affiliated with Gilbert Global Equity Partners, an entity with which Mr. Gilbert, a director of Impresse, is affiliated;

    - 40,354 shares to entities affiliated with Atlas Venture, an entity with which Mr. Archambeau, a director of Impresse, is affiliated;

    - 32,284 shares to Hatim Tyabji, a director of Impresse; and

    - other private investors.

OTHER TRANSACTIONS

    In December 1997, Rajeev Sehgal and Impresse entered into a Separation and Mutual General Release dated December 6, 1997 whereby Impresse repurchased 600,000 shares of common stock from Mr. Sehgal.

    Since inception, Impresse from time to time has issued and sold shares of its common stock and granted options to purchase common stock to its employees, directors and consultants.

    The following executive officers have executed full-recourse promissory notes in the amounts set forth after their names in connection with their purchases of shares of Impresse's common stock:

                                                                                           OUTSTANDING
                                                                                          BALANCE AS OF
                                                                   PRINCIPAL   INTEREST   DECEMBER 31,
NAME(1)                                             DATE OF LOAN    AMOUNT       RATE         1999
-------                                             ------------   ---------   --------   -------------
Sanjai K. Bijawat.................................     8/24/99     $ 75,000       8%         $ 77,129
Robert W. Jones...................................     4/20/99       67,500       8            71,205
Nimish Mehta......................................     11/6/98       74,385       8            81,363
Scott J. Yetter...................................     4/22/99      135,000       8           142,440

------------------------

(1) Jaime Murow, our former Chief Information Officer, early-exercised an option to purchase 150,000 shares of our common stock on September 7, 1999 through a promissory note with a principal of $75,000. On January 7, 2000, we exercised our repurchase right as to 128,125 shares of common stock and Mr. Murow tendered the outstanding balance at this time.

    These notes become due the earlier of five years after the date of issuance, ninety days after termination or cessation of the officer's employment, one year after a merger or acquisition of Impresse, or one year after the date of this offering. They bear interest at the lowest rate allowed under federal tax law to avoid the imputation of interest, compounded annually.

    Impresse has entered into compensation arrangements with some of its directors and officers. See "Management--Executive Compensation" and "--Stock Plans."

    Impresse believes that the related transactions were on terms that are no more favorable than those that would have been agreed upon by third parties on an arm's length basis.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to Impresse with respect to the beneficial ownership of Impresse's common stock as of December 31, 1999 by the following individuals or groups:

    - each stockholder known by Impresse to be the beneficial owner of more than 5% of Impresse's common stock;

    - the "Named Officers";

    - each director of Impresse; and

    - all executive officers and directors as a group.

    Except as otherwise noted, the address of each person listed in the table is c/o Impresse Corporation, 1309 South Mary Avenue, Sunnyvale, CA 94087. The table includes all shares of common stock issuable within 60 days of December 31, 1999 upon the exercise of options and other rights beneficially owned by the indicated stockholders on that date. These shares, however, are not deemed outstanding for the purposes of computing the percentage of ownership of each other person. To the knowledge of Impresse, except under applicable community property laws or as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The applicable percentage of ownership for each stockholder is based on 25,150,121 shares of common stock outstanding as of December 31, 1999, together with applicable options for that stockholder. The table assumes that the underwriters' over-allotment option is not exercised. In addition, the table assumes that the outstanding shares of preferred stock were converted into shares of common stock. Percentage ownership figures after the offering do not include shares that may be purchased by each person in the offering.

                                                                                    PERCENTAGE OF
                                                                                       SHARES
                                                                                 BENEFICIALLY OWNED
                                                              NUMBER OF SHARES   -------------------
                                                                BENEFICIALLY      BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                           OWNED         OFFERING   OFFERING
------------------------                                      ----------------   --------   --------
Entities affiliated with Kleiner Perkins Caufield                 4,874,360       19.38%          %
  &Byers(1) ................................................
  2750 Sand Hill Road
  Menlo Park, CA 94025
Entities affiliated with Benchmark Capital(2) ..............      4,874,361       19.38
  2480 Sand Hill Road, Suite 200
  Menlo Park, CA 94025
Entities affiliated with Atlas Venture(3) ..................      1,786,386        7.10
  2420 Sand Hill Road, Suite 102
  Menlo Park, CA 94025
Entities affiliated with Gilbert Global Equity                    1,614,205        6.42
  Partners(4) ..............................................
  785 Smith Ridge Road
  New Canaan, CT 06840
Nimish Mehta................................................      1,496,907        5.95
Sanjai K. Bijawat...........................................        150,000           *
Robert W. Jones.............................................        150,000           *
Philip C. Nelson............................................      1,448,911        5.76
Scott J. Yetter.............................................        300,000        1.19
Eric Archambeau(5)..........................................      1,786,386        7.10
Bruce Dunlevie(6)...........................................      4,874,361       19.38
Steven J. Gilbert(7)........................................      1,614,205        6.42
Siva V. Kumar...............................................      1,931,882        7.68
Paul Levy...................................................        110,000           *
Russell Siegelman(8)........................................      4,874,360       19.38
Hatim A. Tyabji.............................................        110,000           *

                                                                                    PERCENTAGE OF
                                                                                       SHARES
                                                                                 BENEFICIALLY OWNED
                                                              NUMBER OF SHARES   -------------------
                                                                BENEFICIALLY      BEFORE     AFTER
NAME OF BENEFICIAL OWNER                                           OWNED         OFFERING   OFFERING
------------------------                                      ----------------   --------   --------
All executive officers and directors as a group                  18,587,713       73.90
  (12 persons)..............................................

------------------------

*   Less than 1%

(1) Includes:

    - 2,190,552 shares held by Kleiner Perkins Caufield & Byers VIII, L.P.

    - 126,786 shares held by KPCB VIII Founders Fund, L.P.

    - 119,841 shares held by KPCB Information Sciences Zaibatsu Fund II, L.P.

    - 2,437,181 shares held by KPCB Java Fund L.P.

    The general partner of Kleiner Perkins Caufield & Byers VIII, L.P. and
    KPCB VIII Founders Fund, L.P. is KPCB VIII Associates. The general partner of KPCB Java Fund L.P. is KPCB Java Associates, L.P. The general partner of KPCB Information Sciences Zaibatsu Fund II is KPCB VII Associates, L.P. Russell Siegelman, a director of Impresse, is a general partner of Kleiner Perkins Caufield & Byers. Mr. Siegelman disclaims beneficial ownership of the shares held by Kleiner Perkins Caufield & Byers VIII, L.P., KPCB VIII Founders Fund, L.P., KPCB Information Sciences Zaibatsu Fund II, L.P., KPCB Java Fund L.P., except to the extent of his pecuniary interest therein arising from his general partnership interest in these funds.

(2) Represents 4,874,361 shares of common stock held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders Fund II, L.P., Benchmark Founders Fund II-A, L.P. and Benchmark Members' Fund II, L.P.

    Mr. Dunlevie is a managing member of Benchmark Capital Management Co. II, LLC, the general partner of Benchmark Capital Partners II, L.P., Benchmark Founders Fund II, L.P., Benchmark Founders Fund II-A, L.P. and Benchmark Members' Fund II, L.P. Mr. Dunlevie disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Benchmark funds.

(3) Includes:

    - 1,748,371 shares held by Atlas Venture Fund III, L.P.; and

    - 38,015 shares held by Atlas Venture Entrepreneurs Fund, L.P.

    The general partner of Atlas Venture Fund III, L.P. and Atlas Venture Entrepreneurs Fund, L.P. is Atlas Venture. Eric Archambeau, a director of Impresse, is a general partner of Atlas Venture. Mr. Archambeau disclaims beneficial ownership of shares held by Atlas Venture Fund III, L.P. and Atlas Venture Entrepreneurs Fund, L.P., except to the extent of his pecuniary interest therein arising from his general partnership interest in these funds.

(4) Includes:

    - 1,236,292 shares held by Gilbert Global Equity Partners, L.P.; and

    - 377,913 shares held by Gilbert Global Equity Partners (Bermuda), L.P.

    The general partner of Gilbert Global Equity Partners, L.P. and Gilbert Global Equity Partners (Bermuda) L.P. is Steven J. Gilbert, a director of Impresse. Mr. Gilbert disclaims beneficial ownership of shares held by Gilbert Global Equity Partners, L.P. and Gilbert Global Equity Partners (Bermuda) L.P., except to the extent of his pecuniary interest in these funds. Principal address c/o Conyers Dill & Pearman, Clarendon House, Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda.

(5) Includes:

    - 1,748,371 shares held by Atlas Venture Fund III, L.P.; and

    - 38,015 shares held by Atlas Venture Entrepreneurs Fund, L.P.

    Eric Archambeau, a director of Impresse, is a general partner of Atlas Venture. Mr. Archambeau disclaims beneficial ownership of shares held by Atlas Venture Fund III, L.P. and Atlas Venture Entrepreneurs Fund, L.P., except to the extent of his pecuniary interest therein arising from his general partnership interest in these funds.

(6) Represents 4,874,361 shares of common stock held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders Fund II, L.P., Benchmark Founders Fund II-A, L.P. and Benchmark Members' Fund II, L.P.

    Bruce Dunlevie is a managing member of Benchmark Capital Management Co. II, LLC, the general partner of Benchmark Capital Partners II, L.P., Benchmark Founders Fund II, L.P., Benchmark Founders Fund II-A, L.P. and Benchmark Members' Fund II, L.P. Mr. Dunlevie disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the Benchmark funds.

(7) Includes:

    - 1,236,292 shares held by Gilbert Global Equity Partners, L.P.; and

    - 377,913 shares held by Gilbert Global Equity Partners (Bermuda), L.P.

    Steven J. Gilbert, a director of Impresse, is the general partner of Gilbert Global Equity Partners, L.P. and Gilbert Global Equity Partners (Bermuda) L.P. Mr. Gilbert disclaims beneficial ownership of shares held by Gilbert Global Equity Partners, L.P. and Gilbert Global Equity Partners (Bermuda) L.P., except to the extent of his pecuniary interest therein arising from his general partnership interest in these funds. Principal address c/o Conyers Dill & Pearman, Clarendon House, Church Street, P.O. Box HM666, Hamilton HM CX, Bermuda.

(8) Includes:

    - 2,190,552 shares held by Kleiner Perkins Caufield & Byers VIII, L.P.

    - 126,786 shares held by KPCB VIII Founders Fund, L.P.

    - 119,841 shares held by KPCB Information Sciences Zaibatsu Fund II, L.P.;
      and

    - 2,437,181 shares held by KPCB Java Fund L.P.

    Russell Siegelman, a director of Impresse, is a general partner of Kleiner Perkins Caufield & Byers. Mr. Siegelman disclaims beneficial ownership of the shares held by Kleiner Perkins Caufield & Byers VIII, L.P., KPCB VIII Founders Fund, L.P., KPCB Information Sciences Zaibatsu Fund II, L.P., KPCB Java Fund L.P., except to the extent of his pecuniary interest therein arising from his general partnership interest in these funds.

                          DESCRIPTION OF CAPITAL STOCK

    Immediately following the consummation of this offering, the authorized capital stock of Impresse will consist of 150,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of undesignated preferred stock, $.001 par
value. Upon completion of this offering, there will be       outstanding shares
of common stock outstanding, no outstanding shares of preferred stock, options
to purchase             shares of common stock and outstanding warrants to
purchase       shares of common stock.

COMMON STOCK

    As of December 31, 1999, there were 8,902,761 shares of common stock outstanding that were held of record by approximately 120 stockholders. There
will be       shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and assuming no exercise after December 31, 1999 of outstanding options, after giving effect to the sale of the shares of common stock to the public offered hereby and the conversion of our preferred stock into common stock at a one-to-one ratio.

    Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at times and in amounts as the board of directors may determine. See "Dividend Policy." Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Cumulative voting is not provided for in the Impresse's Amended and Restated Certificate of Incorporation, which means that the majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. There are no sinking fund provisions applicable to the common stock. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

    Upon filing our Amended and Restated Certificate of Incorporation after the closing of this offering, we will authorize 5,000,000 shares of preferred stock. The Board of Directors has the authority, within the limitations and restrictions in the Amended and Restated Certificate of Incorporation, to provide by resolution for the issuance of shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Impresse without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of the common stock. As of the closing of the offering, no shares of preferred stock will be outstanding and Impresse currently has no plans to issue any shares of preferred stock.

OPTIONS

    As of December 31, 1999, options to purchase a total of 1,768,525 shares of common stock were outstanding, and up to 31,837 shares were available for future grant under the 1997 Stock Option Plan. See "Management--Stock Plans--1997 Stock Option Plan."

WARRANTS

    As of December 31, 1999, Impresse had the following outstanding warrants:

    - warrant to purchase 50,000 shares of its Series A preferred stock with an exercise price of $.50 per share issued to Lighthouse Capital Partners in connection with an equipment lease line obtained from them in June 1998.

    - warrants to purchase 171,428 shares of its Series B preferred stock with an exercise price of $3.15 per share issued to entities affiliated with Meier Mitchell in connection with a credit facility obtained from them in June 1999.

    - warrant to purchase a total of 240,000 shares of common stock at an exercise price of $.50 per share issued to Adobe Ventures III in connection with a co-branding agreement with Adobe Systems Incorporated in November 1999.

    - warrant to purchase 22,000 shares of Series C preferred stock at an exercise price of $12.39 per share issued to DeAnza Properties in connection with execution of an office space lease in December 1999.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS
  AND DELAWARE LAW

    CERTIFICATE OF INCORPORATION AND BYLAWS

    Our Amended and Restated Certificate of Incorporation provides that, effective on the closing of this offering, all stockholder actions must be effected at a duly called meeting and not by a consent in writing. Further, provisions of the Bylaws and the Amended and Restated Certificate of Incorporation provide that the stockholders may amend the Bylaws or provisions of the Amended and Restated Certificate of Incorporation only with the affirmative vote of more than 50% of our capital stock. These provisions of the Amended and Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of Impresse. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage types of transactions that may involve an actual or threatened change of control of Impresse. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

    Our Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering also provides, among other things, that our directors will be elected without the application of cumulative voting. This Amended and Restated Certificate of Incorporation also provides that after the closing of the offering contemplated hereby, any action required or permitted to be taken by our stockholders may be taken only at a duly called annual or special meeting of the stockholders. Our Bylaws to be effective upon the closing of this offering also establish procedures, including advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. See "Description of Capital Stock--Common Stock."

    The foregoing provisions could have the effect of making it more difficult for a third party to effect a change in the control of the Board of Directors. In addition, these provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of Impresse.

    DELAWARE TAKEOVER STATUTE

    We are subject to Section 203 of the Delaware General Corporation Law, or DGCL Section 203, which regulates corporate acquisitions. DGCL Section 203 prevents Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging, in some cases in a "business combination" with any "interested stockholder" for three years following the date that the stockholder became an interested stockholder. For purposes of DGCL Section 203, a "business combination" includes, among other things, a merger or consolidation involving Impresse and the interested stockholder and the sale of more than ten percent (10%) of Impresse's assets. In general, DGCL Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more the outstanding voting stock of Impresse and any entity or person affiliated with or controlling or controlled by this entity or person. A Delaware corporation may "opt out" of DGCL Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not "opted out" of the provisions of DGCL
Section 203.

REGISTRATION RIGHTS

    As of the completion of this offering, the holders of approximately 16,297,360 shares of common stock and common stock issuable upon exercise of a warrant are entitled to rights with respect to the registration of these shares under the Securities Act. The holders of registration rights are those investors that purchased shares of our Series A, Series B and Series C preferred stock, a holder of a warrant for shares of our Series A preferred stock, as well as some of our present and former officers. These rights are provided under the terms of an agreement between Impresse and the holders of the registrable securities. Pursuant to this Agreement, on the written demand of holders of more than 50% of the then outstanding registrable securities, Impresse shall use its best efforts to register these shares and those of any other stockholders who, by prompt notice, request registration, subject to cutbacks in participation made by the managing underwriter. Impresse is not required to effect more than one demand registration on Form S-1 at any time and more than two demand registrations on Form S-3 in any twelve-month period. These holders are also entitled to unlimited piggyback registration rights, subject to cutbacks in participation made by the managing underwriter. All offering expenses in connection with this registration will be borne by Impresse, excluding underwriting discounts and commissions.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the common stock is U.S. Stock Transfer Corporation.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no market for the common stock of Impresse. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale (as described below), sales of substantial amounts of common stock of Impresse in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of Impresse to raise equity capital in the future.

    Upon completion of the offering, Impresse will have outstanding       shares
of common stock. Of these shares, the       shares sold in the offering (plus
any shares issued upon exercise of the underwriters' over-allotment option) will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of Impresse as that term is defined in Rule 144 under the Securities Act.

    The remaining 25,339,789 shares of common stock outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

    The stockholders of Impresse have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of the shares of common stock of Impresse or any securities exercisable for or convertible into Impresse's common stock owned by them for a period of 180 days after the effective date of the registration statement filed pursuant to this offering without the prior written consent of Morgan Stanley & Co. Incorporated. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be saleable until these agreements expire or are waived by Morgan Stanley & Co. Incorporated. Taking into account the lock-up agreements, and assuming Morgan Stanley & Co. Incorporated does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times: beginning on the effective date, only the shares sold in the offering will be immediately available for sale in the public market; beginning 180 days after the effective date, approximately 5,196,761 shares will be eligible for sale pursuant to Rule 701 and approximately 11,523,801 additional shares will be eligible for sale pursuant to Rule 144, of which all but 194,067 shares are held by affiliates of Impresse. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below.

    In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements (180 days after the effective date of the offering), a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - one percent of the number of shares of common stock then outstanding
      (which will equal approximately       shares immediately after the
      offering); or

    - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Impresse. Under Rule 144(k), a person who is not deemed to have been an affiliate of Impresse at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    Pursuant to the lock-up agreements, all Impresse employees holding common stock or stock options may not sell shares acquired upon exercise until after 180 days following the effective date. Beginning after 180 days following the effective date of the registration statement for this offering, any employee, officer or director of or consultant to Impresse who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell their shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. In addition, Impresse intends to file registration statements under the Securities Act as promptly as possible after the effective date to register shares to be issued pursuant to Impresse's employee benefit plans. As a result, any options exercised under the Stock Plan or any other benefit plan after the effectiveness of this registration statement will also be freely tradeable in the public market, except that shares held by affiliates will still be subject to the volume limitation, manner of sale, notice and public information requirements of Rule 144 unless otherwise resaleable under Rule 701. As of December 31, 1999, there were outstanding options for the purchase of 1,768,525 shares, of which all shares were exercisable. No shares have been issued to date under Impresse's Purchase Plan or Directors' Plan. See "Management--Stock Plans" and "Description of Capital Stock--Registration Rights."

    Morgan Stanley & Co. Incorporated may choose to release some or all of the shares subject to the lockup restrictions described above prior to the expiration of the 180-day period with or without prior public notice, although it has no current intention to do so.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in an underwriting
agreement dated             , 2000, the underwriters named below, for whom
Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Deutsche Bank Securities Inc. are acting as representatives, have severally agreed to purchase, and Impresse has agreed to sell to them, the respective number of shares of common stock set forth opposite the names of the underwriters below:

                                                               NUMBER OF
NAME                                                            SHARES
----                                                          -----------
Morgan Stanley & Co. Incorporated...........................
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Deutsche Bank Securities Inc................................

                                                              -----------
    Total...................................................
                                                              ===========

    The underwriters are offering the shares of common stock subject to their acceptance of the shares from Impresse and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby, other than those covered by the overallotment option described below, if any shares are taken. Morgan Stanley Dean Witter Online, an affiliate of Morgan Stanley & Co. Incorporated, is acting as a selected dealer in connection with the offering and will be the sole distributor of shares of common stock over the Internet to its eligible account holders.

    The underwriters initially propose to offer part of the shares of the common stock directly to the public at the public offering price set forth on the cover page hereof and part to dealers at a price that represents a concession not in
excess of $      a share under the public offering price. Any underwriter may
allow, and these dealers may reallow, a concession not in excess of $      a
share to other underwriters or to other dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

    The underwriters have informed Impresse that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of common stock offered by them.

    At the request of Impresse, the underwriters have reserved up to shares of common stock offered hereby for sale at the initial public offering price to employees of Impresse, friends and families of employees of Impresse, service providers, employees of customers and others. The number of shares available for sale to the general public will be reduced to the extent that these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as other shares of common stock offered hereby.

    Impresse has submitted an application to have its common stock approved for quotation on the Nasdaq National Market under the symbol "IMPC."

    Each of Impresse and the directors, officers and substantially all other stockholders of Impresse has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not, during the period ending 180 days after the effective date of the registration statement filed for this offering:

    - offer, pledge, sell, contract to sell, engage in any short sale, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

    - enter into any swap or similar agreement that transfers, in whole or in part, the economic consequences of ownership of the common stock;

whether any transaction described above is to be settled by delivery of common stock or other securities, in cash or otherwise.

    The restrictions described in the previous paragraph do not apply to some circumstances, including:

    - the sale of the shares to the underwriters;

    - the issuance by Impresse of shares of restricted stock awards under Impresse's existing employee benefit plans or of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus subject to a lock up period at least 180 days after the effective date of the registration statement for this offering; or

    - the grant of options by Impresse to officers, directors, employees or consultants provided the options are subject to a lock up period at least 180 days after the effective date of the registration statement for this offering; or

    - transactions by any person other than Impresse relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares.

    In addition, the stockholders of Impresse have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, neither it nor any of its affiliates will, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

    Morgan Stanley & Co. Incorporated may choose to release some or all of the shares subject to the lock up restrictions described above prior to the expiration of the 180 day period with or without prior public notice, although it has no current intention to do so.

    Impresse has granted to the underwriters an option, exercisable for 30 days
from the date of this prospectus, to purchase up to       additional shares of
common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent this option is exercised, each underwriter will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number set forth next to the underwriter's name in the preceding table bears to the total number of shares of common stock set forth next to the names of all underwriters in the preceding table.

    In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

    Impresse and the underwriters have agreed to indemnify each other against liabilities, including liabilities under the Securities Act.

    Some of the underwriters from time to time perform various investment banking services for Impresse, for which these underwriters receive customary compensation.

PRICING OF THE OFFERING

    Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations between Impresse and the underwriters. The principal factors that will be considered in determining the initial public offering price include the future prospects of Impresse and its industry in general, the ability of Impresse's management, sales, earnings and other financial and operating information of Impresse in recent periods, the prospects for Impresse's future earnings, and the price-earnings ratios, price-sales ratios, market prices of securities and financial and operating information of companies engaged in activities similar to those of Impresse. The estimated initial public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for Impresse by Venture Law Group, a Professional Corporation, Menlo Park, California. Jon E. Gavenman, a director of Venture Law Group, is the Secretary of Impresse. Davis Polk & Wardwell, Menlo Park, California is representing the underwriters in connection with this offering. Employees of Venture Law Group and an investment partnership affiliated with Venture Law Group own a total of 31,746 shares of Impresse's common stock, including 4,286 shares of common stock held by Mr. Gavenman.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1998 and 1999, and for the period from October 7, 1997 (inception) through December 31, 1998 and for the year ended December 31, 1999, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    Impresse has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits. For further information with respect to Impresse and the common stock offered under this prospectus, reference is made to the registration statement and the exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete. In each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. A copy of the registration statement and the exhibits may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth
Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (HTTP://WWW.SEC.GOV) that contains reports, proxy and information statements and other information regarding registrants, such as Impresse, that file electronically with the Commission.

    Impresse intends to provide its stockholders with annual reports containing combined financial statements audited by an independent accounting firm and quarterly reports containing unaudited combined financial data for the first three quarters of each fiscal year.

                              IMPRESSE CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors...........    F-2
Balance Sheet...............................................    F-3
Statement of Operations.....................................    F-4
Statement of Stockholders' Equity...........................    F-5
Statement of Cash Flows.....................................    F-7
Notes to Financial Statements...............................    F-8

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Impresse Corporation

    We have audited the accompanying balance sheet of Impresse Corporation as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from October 7, 1997 (inception) through December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Impresse Corporation at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from October 7, 1997 (inception) through December 31, 1998 and the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Palo Alto, California
January 19, 2000 except for note 11,
as to which the date is
March   , 2000

--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon the completion of the reincorporation and other matters described in Note 11 to the financial statements.

Palo Alto, California                          /s/ ERNST & YOUNG LLP
January 19, 2000

                              IMPRESSE CORPORATION
                                 BALANCE SHEET

                                                                                         PRO FORMA
                                                                                  STOCKHOLDERS' EQUITY AT
                                                            DECEMBER 31,               DECEMBER 31,
                                                      -------------------------   -----------------------
                                                         1998          1999                1999
                                                      -----------   -----------   -----------------------
                                                                                        (UNAUDITED)
                                    ASSETS
Current assets:
  Cash and cash equivalents.........................  $11,425,193   $48,077,472
  Short-term investment.............................           --       997,020
  Accounts receivable, net of allowance for doubtful
    accounts of $20,000 in 1999.....................       17,500       222,296
  Other current assets..............................      218,581       790,264
                                                      -----------   -----------
    Total current assets............................   11,661,274    50,087,052
Property and equipment, net.........................      963,567     3,549,689
Restricted cash.....................................           --     3,000,000
Other assets........................................      300,000     3,729,963
                                                      -----------   -----------
                                                      $12,924,841   $60,366,704
                                                      ===========   ===========

                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $   803,562   $ 1,617,427
  Accrued compensation..............................       45,449       496,440
  Accrued liabilities...............................      107,613       118,609
  Deferred revenue..................................       17,500       289,885
  Current portion of capital lease obligation.......      162,680       167,858
  Current portion of long-term debt.................    1,000,000     2,563,015
                                                      -----------   -----------
    Total current liabilities.......................    2,136,804     5,253,234
Capital lease obligation, less current portion......      285,447       117,589
Long-term debt, less current portion................           --     4,297,988
Other long-term liabilities.........................           --     1,612,500
Commitments
Stockholders' equity:
  Convertible preferred stock, $.001 par value;
    17,180,485 shares in 1999 and 5,000,000 shares
    pro forma authorized; 11,863,334 shares in 1998,
    16,247,360 shares in 1999 and no shares pro
    forma issued and outstanding....................       11,863        16,247         $        --
  Common stock, $.001 par value; 27,420,000 shares
    in 1999 and 150,000,000 shares pro forma
    authorized; 7,378,663 shares in 1998, 8,902,761
    shares in 1999 and 25,150,121 shares pro forma
    issued and outstanding..........................        7,379         8,903              25,150
  Additional paid-in capital........................   14,944,263    87,235,234          87,235,234
  Deferred stock compensation.......................           --   (13,469,802)        (13,469,802)
  Notes receivable from stockholders................      (91,385)     (535,385)           (535,385)
  Accumulated deficit...............................   (4,369,530)  (24,169,804)        (24,169,804)
                                                      -----------   -----------         -----------
    Total stockholders' equity......................   10,502,590    49,085,393         $49,085,393
                                                      -----------   -----------         ===========
                                                      $12,924,841   $60,366,704
                                                      ===========   ===========

                            See accompanying notes.

                              IMPRESSE CORPORATION

                            STATEMENT OF OPERATIONS

                                                               PERIOD FROM
                                                               OCTOBER 7,
                                                                  1997
                                                               (INCEPTION)
                                                                 THROUGH       YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              -------------   ------------
Revenue:
  Services..................................................   $        --    $      3,581
  Other license.............................................            --         160,000
                                                               -----------    ------------
    Total revenue...........................................            --         163,581

Cost of revenue.............................................            --         520,352
                                                               -----------    ------------
    Gross loss..............................................            --        (356,771)
                                                               -----------    ------------
Operating expenses:
  Sales and marketing.......................................     1,085,735       7,861,151
  Research and development..................................     2,577,865       6,396,431
  General and administrative................................       774,623       2,051,078
  Stock compensation and warrant expense....................        40,223       3,189,150
                                                               -----------    ------------
    Total operating expenses................................     4,478,446      19,497,810
                                                               -----------    ------------
Loss from operations........................................    (4,478,446)    (19,854,581)

Interest income, net........................................       108,916          54,307
                                                               -----------    ------------
Net loss....................................................   $(4,369,530)   $(19,800,274)
                                                               ===========    ============
Basic and diluted net loss per share........................   $     (3.35)   $      (7.36)
                                                               ===========    ============
Shares used to compute basic and diluted net loss per
  share.....................................................     1,306,062       2,690,947
                                                               ===========    ============
Pro forma basic and diluted net loss per share
  (unaudited)...............................................                  $      (1.30)
                                                                              ============
Shares used to compute pro forma basic and diluted net loss
  per share (unaudited).....................................                    15,226,871
                                                                              ============

                            See accompanying notes.

                              IMPRESSE CORPORATION
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                CONVERTIBLE PREFERRED                                                            NOTES
                                        STOCK               COMMON STOCK       ADDITIONAL                      RECEIVABLE
                                ---------------------   --------------------     PAID-IN     DEFERRED STOCK       FROM
                                  SHARES      AMOUNT     SHARES      AMOUNT      CAPITAL      COMPENSATION    STOCKHOLDERS
                                ----------   --------   ---------   --------   -----------   --------------   ------------
Issuance of common stock to
  founders and employees for
  services rendered..........           --   $    --    4,360,000    $4,360    $    39,240      $    --         $     --
Repurchase of common stock
  from a founder.............           --        --     (600,000)     (600)        (5,400)          --               --
Issuance of common stock to
  consultants for services
  rendered...................           --        --       52,463        52          2,571           --               --
Issuance of Series A
  convertible preferred
  stock......................    8,530,000     8,530           --        --      4,247,950           --               --
Issuance of Series B
  convertible preferred
  stock......................    3,333,334     3,333           --        --     10,485,159           --               --
Issuance of common stock to
  employees upon exercise of
  options for cash and notes
  receivable.................           --        --    3,786,700     3,787        185,548           --          (91,385)
Repurchase of common stock...           --        --     (220,500)     (220)       (10,805)          --               --
Net loss.....................           --        --           --        --             --           --               --
                                ----------   -------    ---------    ------    -----------      -------         --------
Balance at December 31,
  1998.......................   11,863,334   $11,863    7,378,663    $7,379    $14,944,263      $    --         $(91,385)


                                                 TOTAL
                               ACCUMULATED   STOCKHOLDERS'
                                 DEFICIT        EQUITY
                               -----------   -------------
Issuance of common stock to
  founders and employees for
  services rendered..........  $        --    $    43,600
Repurchase of common stock
  from a founder.............           --         (6,000)
Issuance of common stock to
  consultants for services
  rendered...................           --          2,623
Issuance of Series A
  convertible preferred
  stock......................           --      4,256,480
Issuance of Series B
  convertible preferred
  stock......................           --     10,488,492
Issuance of common stock to
  employees upon exercise of
  options for cash and notes
  receivable.................           --         97,950
Repurchase of common stock...           --        (11,025)
Net loss.....................   (4,369,530)    (4,369,530)
                               -----------    -----------
Balance at December 31,
  1998.......................  $(4,369,530)   $10,502,590

                            See accompanying notes.

                              IMPRESSE CORPORATION
                 STATEMENT OF STOCKHOLDERS' EQUITY (CONTINUED)

                                   CONVERTIBLE PREFERRED                                                            NOTES
                                           STOCK               COMMON STOCK       ADDITIONAL                      RECEIVABLE
                                   ---------------------   --------------------     PAID-IN     DEFERRED STOCK       FROM
                                     SHARES      AMOUNT     SHARES      AMOUNT      CAPITAL      COMPENSATION    STOCKHOLDERS
                                   ----------   --------   ---------   --------   -----------   --------------   ------------
Balance at December 31, 1998.....  11,863,334   $11,863    7,378,663    $7,379    $14,944,263    $         --      $ (91,385)
Issuance of common stock to
  employees upon exercise of
  options for cash and notes
  receivable.....................          --        --    1,683,475     1,683        865,148              --       (444,000)
Issuance of common stock to
  consultants for services
  rendered.......................          --        --       23,123        23         11,870              --             --
Issuance of Series B convertible
  preferred stock................     174,594       175           --        --        537,325              --             --
Issuance of Series C convertible
  preferred stock................   4,209,432     4,209           --        --     52,100,406              --             --
Issuance of warrants to purchase
  convertible preferred and
  common stock...................          --        --           --        --      2,423,213              --             --
Repurchase of common stock.......          --        --     (182,500)     (182)       (13,943)             --             --
Deferred compensation related to
  stock option grants............          --        --           --        --     16,366,952     (16,366,952)            --
Amortization of stock
  compensation...................          --        --           --        --             --       2,897,150             --
Net loss.........................          --        --           --        --             --              --             --
                                   ----------   -------    ---------    ------    -----------    ------------      ---------
Balance at December 31, 1999.....  16,247,360   $16,247    8,902,761    $8,903    $87,235,234    $(13,469,802)     $(535,385)
                                   ==========   =======    =========    ======    ===========    ============      =========


                                                      TOTAL
                                   ACCUMULATED    STOCKHOLDERS'
                                     DEFICIT         EQUITY
                                   ------------   -------------
Balance at December 31, 1998.....  $ (4,369,530)  $ 10,502,590
Issuance of common stock to
  employees upon exercise of
  options for cash and notes
  receivable.....................            --        422,831
Issuance of common stock to
  consultants for services
  rendered.......................            --         11,893
Issuance of Series B convertible
  preferred stock................            --        537,500
Issuance of Series C convertible
  preferred stock................            --     52,104,615
Issuance of warrants to purchase
  convertible preferred and
  common stock...................            --      2,423,213
Repurchase of common stock.......            --        (14,125)
Deferred compensation related to
  stock option grants............            --             --
Amortization of stock
  compensation...................            --      2,897,150
Net loss.........................   (19,800,274)   (19,800,274)
                                   ------------   ------------
Balance at December 31, 1999.....  $(24,169,804)  $ 49,085,393
                                   ============   ============

                            See accompanying notes.

                              IMPRESSE CORPORATION

                            STATEMENT OF CASH FLOWS

                                                              PERIOD FROM
                                                               OCTOBER 7,
                                                                  1997
                                                              (INCEPTION)
                                                                THROUGH       YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
OPERATING ACTIVITIES
Net loss....................................................  $ (4,369,530)  $(19,800,274)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................       101,719        920,138
  Stock compensation and warrant expense....................        40,223      3,189,150
  Changes in operating assets and liabilities:
    Accounts receivable.....................................       (17,500)      (204,796)
    Other current assets....................................      (218,581)      (571,683)
    Accounts payable........................................       803,562        813,865
    Accrued compensation....................................        45,449        450,991
    Accrued liabilities.....................................       107,613         10,996
    Deferred revenue........................................        17,500        272,385
                                                              ------------   ------------
Net cash used in operating activities.......................    (3,489,545)   (14,919,228)
                                                              ------------   ------------
INVESTING ACTIVITIES
Purchase of short term investment...........................            --       (997,020)
Purchases of property and equipment.........................      (566,734)    (3,130,617)
Increase in restricted cash.................................            --     (3,000,000)
Increase in other assets....................................      (300,000)    (1,662,500)
                                                              ------------   ------------
Net cash used in investing activities.......................      (866,734)    (8,790,137)
                                                              ------------   ------------
FINANCING ACTIVITIES
Principal payments under capital lease obligation...........       (50,425)      (162,680)
Proceeds from issuance of long-term debt....................     1,000,000      6,000,000
Repayment of long-term debt.................................            --       (138,997)
Increase in other long-term liabilities.....................            --      1,612,500
Proceeds from sale of convertible preferred stock...........    14,744,972     52,642,115
Proceeds from sale of common stock, net of repurchases......        86,925        408,706
                                                              ------------   ------------
Net cash provided by financing activities...................    15,781,472     60,361,644
                                                              ------------   ------------
Net increase in cash and cash equivalents...................    11,425,193     36,652,279
Cash and cash equivalents at beginning of period............            --     11,425,193
                                                              ------------   ------------
Cash and cash equivalents at end of period..................  $ 11,425,193   $ 48,077,472
                                                              ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest......................................  $     12,203   $    489,167
                                                              ============   ============
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:
Property and equipment acquired under capital lease.........  $    498,552   $         --
                                                              ============   ============
Common stock issued in exchange for notes receivable from
  stockholders..............................................  $     91,385   $    444,000
                                                              ============   ============
Common stock issued to consultants for services rendered....  $      2,623   $     11,893
                                                              ============   ============
Common stock issued to founders and employees for services
  rendered, net of repurchases..............................  $     37,600   $         --
                                                              ============   ============
Deferred compensation related to stock option grants........  $         --   $ 16,366,952
                                                              ============   ============
Warrants issued in connection with a strategic co-marketing
  agreement, term and equipment loans and a facility
  operating lease...........................................  $         --   $  2,423,213
                                                              ============   ============

                            See accompanying notes.

                              IMPRESSE CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS

    Impresse has created an eHub for the commercial print industry that can provide corporations and their commercial print suppliers with integrated procurement and collaboration capabilities, industry-specific business intelligence, improved price discovery, corporate systems integration and other complementary services. Its impresse.com eHub also provides the transaction automation and volume aggregation of an e-commerce marketplace.

    Impresse was founded in October 1997 and was a development stage company from inception through the three months ended September 30, 1999. During this period Impresse did not have significant sales and its operating activities were related primarily to the design and development of its e-commerce solutions, building its corporate infrastructure, establishing relationships with suppliers and customers and raising capital. Impresse focused its initial development efforts on an intranet software solution designed to automate the commercial print procurement processes within large corporations. In mid-1999, however, Impresse recognized the opportunity to build upon its initial software development efforts to create a broader, Internet-based business-to-business e-commerce solution. Accordingly, Impresse shifted its efforts to the development of its impresse.com service which was launched in August 1999.

    The first sale of its impresse.com service occurred during the three months ended December 31, 1999 and we have recognized services revenue of approximately $4,000 during that period. In addition, Impresse derived $160,000 of other license revenue during the three months ended December 31, 1999 from the licensing of its intranet software solution.

    Impresse's operating results for the period from October 7, 1997 (inception) through December 31, 1997 were insignificant and have been combined with the results for the year ended December 31, 1998.

    Impresse has incurred significant losses since inception and, as of December 31, 1999, had an accumulated deficit of approximately $24.2 million, including a loss in the year ended December 31, 1999 of $19.8 million.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from these estimates.

    CASH AND CASH EQUIVALENTS, SHORT-TERM INVESTMENT AND RESTRICTED CASH

    Impresse generally invests its excess cash in money market accounts, certificates of deposits and short-term commercial paper. Impresse considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

    Impresse classifies its short-term investment as "available-for-sale." This investment is recorded at fair value based on quoted market prices with unrealized gains and losses, which are considered to be temporary, recorded as other comprehensive income (loss) until realized.

                              IMPRESSE CORPORATION

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    In September 1999, Impresse entered into a term loan with a bank (see
Note 6). Under the terms of this agreement, Impresse is required to maintain at least $3,000,000 with the bank as a form of security. As of December 31, 1999, this amount was classified as restricted cash.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, net of accumulated depreciation and amortization. Computer equipment and furniture and fixtures are depreciated on a straight-line basis over their estimated useful lives of three to five years. Leasehold improvements and equipment acquired under capital lease are amortized over the shorter of the lease term or the estimated useful lives of the related assets.

    IMPAIRMENT OF LONG-LIVED ASSETS

    Impresse continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets, including intangible assets, may not be recoverable. When such events or changes in circumstances are present, Impresse assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be realized through undiscounted expected future cash flows. Impresse incurred no impairment losses in 1998 or 1999.

    REVENUE RECOGNITION

    Services revenue consists of revenue from the use of the impresse.com service and other related services. The impresse.com service enables corporations and their commercial print suppliers to automate commercial print procurement and collaboration over the Internet. Impresse charges a fixed percentage fee to commercial print suppliers based on the gross dollar value of print volume procured through its service. Impresse recognizes revenue from the use of its service upon completion of the print project.

    Other license revenue consists of revenue from the license of Impresse's intranet software solution. Impresse recognized revenue in connection with the license of its intranet software solution under Statement of Position
(SOP) 97-2, "Software Revenue Recognition," and SOP 98-9, "Modification of
SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." Software license revenue was recognized upon installation and acceptance by the customer, provided that collection was probable. Impresse no longer intends to market or license its intranet software solution as a stand-alone product.

    Cost of revenue consists primarily of expenses associated with the maintenance and support of the impresse.com service, including personnel, facilities overhead, equipment depreciation costs and web hosting fees. Cost of revenue also included, in connection with the license of Impresse's intranet software solution, personnel and related overhead expenses associated with implementation, training services and customer support organizations.

    RESEARCH AND DEVELOPMENT

    Research and development expenditures are generally charged to operations as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires the capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on Impresse's product development

                              IMPRESSE CORPORATION

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

process, technological feasibility is established upon the completion of a working model. Through December 31, 1999, capitalizable costs incurred after achieving technological feasibility have not been significant for any development project. Accordingly, Impresse has charged all costs to research and development expense in the periods they were incurred.

    Impresse adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" during 1999, which requires capitalization of certain costs incurred during the development of internal use software. Through December 31, 1999 capitalizable costs incurred have not been significant for any development project. Accordingly, Impresse has charged all costs to research and development expense in the periods they were incurred.

    ADVERTISING EXPENSES

    Advertising expenses are charged to operations as incurred and were insignificant for all periods presented.

    STOCK-BASED COMPENSATION

    Impresse accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is based on the difference between the fair value of Impresse's stock on the date of grant and the exercise price.

    Impresse accounts for stock awards issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Consensus No. 96-18, (EITF 96-18). Under SFAS No. 123 and EITF 96-18, stock awards issued to non-employees are accounted for at their fair value using the Black-Scholes method.

    INTEREST INCOME, NET

    Interest income, net includes interest income of $123,682 and interest expense of $14,766 for the period from October 7, 1997 (inception) through December 31, 1998. The year ended December 31, 1999 interest income, net includes interest income of $548,007 and interest expense of $493,700.

    INCOME TAXES

    Impresse accounts for income taxes under the liability method whereby deferred tax asset or liability account balances are calculated at the balance sheet date using current tax laws and rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    OTHER COMPREHENSIVE INCOME (LOSS)

    Other comprehensive income (loss) includes revenues and expenses and gains and losses that are not included in net loss, but, rather are recorded directly in stockholders' equity. To date, Impresse has not had any significant transactions that are required to be reported in other comprehensive income
(loss).

                              IMPRESSE CORPORATION

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying values of Impresse's cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their short maturities. The fair values of the equipment capital lease obligation and equipment and term loans are estimated based on current interest rates available to Impresse for debt instruments with similar terms, degrees of risk and remaining maturities. The carrying values of these obligations approximate their respective fair values. The carrying value of notes receivable from stockholders approximate their fair value. The estimated fair values may not be representative of actual values of the financial instruments that could have been realized as of the period end or that will be realized in the future.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject Impresse to significant concentrations of credit risk consist principally of cash and cash equivalents, short-term investment and accounts receivable.

    Cash and cash equivalents and short-term investment are deposited with financial institutions that management believes are credit worthy.

    Accounts receivable consists of balances due from a limited number of customers. Impresse believes its concentration of credit risk with respect to its customer balances is mitigated by the performance of ongoing evaluations of its customers' financial condition. Impresse generally requires no collateral from its customers. Impresse maintains an allowance for doubtful accounts based on the expected collectability of its accounts receivable. To date, Impresse has not experienced any significant losses with respect to its accounts receivable.

    NET LOSS PER SHARE

    Basic net loss per share is computed using the weighted-average number of vested outstanding shares of common stock. Diluted net loss per share is computed using the weighted-average number of shares of vested common stock outstanding and, when dilutive, unvested common stock outstanding, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the as-if-converted basis. All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would be antidilutive.

    Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of Impresse's proposed initial public offering (IPO), are included in the calculation of basic and diluted net loss per share as if they were outstanding for all periods presented. To date, Impresse has not had any issuances or grants for nominal consideration.

    Basic and diluted pro forma net loss per share have been computed as described above and also give effect, under Securities and Exchange Commission guidance, to the automatic conversion of the preferred stock into shares of common stock effective upon the closing of Impresse's IPO as if their conversion occurred at the original date of issuance.

                              IMPRESSE CORPORATION

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The following table presents the calculation of basic and diluted and pro forma basic and diluted net loss per share.

                                                    PERIOD FROM
                                                     OCTOBER 7,
                                                        1997
                                                    (INCEPTION)
                                                      THROUGH       YEAR ENDED
                                                    DECEMBER 31,   DECEMBER 31,
                                                        1998           1999
                                                    ------------   -------------
Net loss..........................................  $(4,369,530)   $(19,800,274)
                                                    ===========    ============

Basic and diluted:
  Weighted average common shares outstanding......    4,627,443       7,901,564
  Less weighted-average common shares subject to
    repurchase....................................   (3,321,381)     (5,210,617)
                                                    -----------    ------------
    Shares used to compute basic and diluted net
      loss per share..............................    1,306,062       2,690,947
                                                    ===========    ============
Basic and diluted net loss per share..............  $     (3.35)   $      (7.36)
                                                    ===========    ============

Pro forma basic and diluted (unaudited):
  Shares used above...............................                    2,690,947
  Weighted average convertible preferred stock
    outstanding, as if converted..................                   12,535,924
                                                                   ------------
    Shares used to compute pro forma basic and
      diluted net loss per share..................                   15,226,871
                                                                   ============
Pro forma basic and diluted net loss per share....                 $      (1.30)
                                                                   ============

    The total number of unvested and potential common shares excluded from the calculation of diluted net loss per share was 18,237,497 in 1998 and 23,852,093 in 1999. These instruments have been excluded because their effect would be antidilutive.

    RECENT ACCOUNTING PRONOUNCEMENT

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes methods for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because Impresse does not currently hold any derivative instruments and does not engage in hedging activities, the adoption of SFAS No. 133 is not expected to have a significant impact on its financial position, results of operations or cash flows. Impresse will be required to implement SFAS No. 133, as amended, for the year ending December 31, 2001.

                              IMPRESSE CORPORATION

2.  SHORT-TERM INVESTMENT

    Short-term investment as of December 31, 1999 is comprised of the following:

                                                              AMORTIZED COST
                                                              --------------
Money market funds..........................................   $ 50,983,430
Commercial paper............................................        997,020
                                                               ------------
                                                                 51,980,450

Less amounts classified as:
  Restricted cash...........................................     (3,000,000)
  Cash and cash equivalents.................................    (47,983,430)
                                                               ------------
Short-term investment.......................................   $    997,020
                                                               ============

    As of December 31, 1999 the contractual maturity of Impresse's investment portfolio was less than 6 months and its fair value approximated the amortized cost. Realized and unrealized gains or losses for all periods presented were insignificant. Impresse had no short term investments as of December 31, 1998.

3.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                                            DECEMBER 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Computer equipment...................................  $  477,817   $3,310,204
Furniture and fixtures...............................     449,458      760,341
Leasehold improvements...............................     138,011      125,358
                                                       ----------   ----------
                                                        1,065,286    4,195,903

Less accumulated depreciation and amortization.......    (101,719)    (646,214)
                                                       ----------   ----------
                                                       $  963,567   $3,549,689
                                                       ==========   ==========

    Property and equipment includes assets acquired under a capital lease financing of $498,552 at December 31, 1998 and 1999. Accumulated amortization related to leased assets was $86,073 at December 31, 1998 and $238,691 at December 31, 1999.

4.  OTHER ASSETS

    Other assets consists of deferred expenses of $2,423,213 related to fully vested and non-forfeitable warrants issued during 1999 in connection with a strategic co-marketing agreement, term and equipment loans and a facility operating lease. The value of these warrants was determined using the Black-Scholes model and the following assumptions: volatility of 75%, interest rate of 6%, dividend yield of 0% and life equal to the term of these warrants (10 years). In 1999, amortization of the value of these warrants of $378,667 was recorded as interest expense or stock compensation and warrant expense, as appropriate. See Notes 5, 6 and 7 for further information on these securities.

                              IMPRESSE CORPORATION

4.  OTHER ASSETS (CONTINUED)

    The balance of other assets includes the cost of intellectual property acquired in 1999 and long term deposits. In 1999, amortization of the cost of acquiring intellectual property of $277,083 was recorded as research and development expense.

    The remaining amounts are being amortized over their respective estimated periods of benefit, ranging from one to seven years.

5.  LEASES AND COMMITMENTS

    Impresse acquired certain equipment under a capital lease financing. Amounts due under the capital lease represent the present value of future rental payments. Impresse also leased office space under operating leases that expire at various dates through May 2007. Rental expense under these operating leases was approximately $135,000 in 1998 and $658,000 in 1999.

    As of December 31, 1999, future minimum lease payments under a noncancelable equipment capital lease obligation and noncancelable facility operating leases were as follows:

                                                        CAPITAL     OPERATING
                                                        LEASES       LEASES
                                                       ---------   -----------
Years ending December 31:
  2000...............................................  $ 174,343   $ 1,228,105
  2001...............................................    119,045     1,762,890
  2002...............................................         --     1,865,414
  2003...............................................         --     1,961,311
  2004...............................................         --     2,077,165
Thereafter...........................................         --     5,508,919
                                                       ---------   -----------
Total minimum lease and principal payments...........    293,388   $14,403,804
                                                                   ===========
Less amount representing interest....................     (7,941)
                                                       ---------
Present value of future payments.....................    285,447
Less current portion of capital lease obligation.....   (167,858)
                                                       ---------
Noncurrent portion...................................  $ 117,589
                                                       =========

    In August 1999, Impresse signed a co-selling and co-marketing agreement with Hewlett-Packard to enable our impresse.com service to be marketed with Hewlett-Packard's eServices. The impresse.com service is synergistic with other Hewlett-Packard's eProcurement initiatives and Impresse plans to undertake joint marketing and selling activities with Hewlett-Packard to access its customers and partners. As part of this agreement, Impresse is required to pay Hewlett Packard a percentage of the services revenue derived from Hewlett-Packard-sourced customers, subject to guaranteed minimums. Payments in connection with this agreement will be recorded as sales and marketing expense as incurred.

    In November 1999, Impresse concluded an agreement with Adobe Systems for its impresse.com service to serve as the exclusive print procurement solution for adobe.com. The agreement includes technology cooperation to integrate certain technologies, such as PDF workflows, with its impresse.com service. As part of this agreement, Impresse is required to pay Adobe referral fees based on a percentage of the services revenue from Adobe-sourced customers, subject to guaranteed minimums. The agreement has an initial term of one year and may be renewed upon mutual consent. These payments will be recorded

                              IMPRESSE CORPORATION

5.  LEASES AND COMMITMENTS (CONTINUED)

as sales and marketing expense as incurred. In connection with this agreement, Adobe purchased 242,130 shares of Series C convertible preferred stock at $12.39 per share during the preferred stock financing in November 1999. Also, in connection with this agreement, Impresse issued a fully vested and non-forfeitable warrant to Adobe to purchase 240,000 shares of its common stock at $.50 per share. This warrant expires on November 15, 2009. See Notes 4 and 7 for further information on this security.

    In December 1999, Impresse entered into a lease agreement for additional office space commencing in June 2000. Future payments under this noncancelable operating lease are included in the above table. In connection with this agreement Impresse issued a fully vested and non-forfeitable warrant to purchase 22,000 shares of Series C convertible preferred stock at $12.39 per share. This warrant expires on December 2009. See Notes 4 and 7 for further information on this security.

6.  LONG-TERM DEBT

    At December 31, 1998, Impresse had borrowed $1,000,000 under a working capital line of credit with a bank. In September 1999, this facility was converted to a term loan that bears interest at the lender's prime rate plus
 .25% per annum (8% at December 31, 1999). Under this agreement, Impresse is obligated to make 36 equal monthly interest and principal payments through September 2002. The term loan agreement contains restrictive covenants, including a limitation on incurring additional indebtedness, paying dividends and requires Impresse to maintain certain minimum balance requirements. Impresse has pledged substantially all of its tangible assets as collateral for this term loan.

    In June 1999, Impresse obtained a subordinated term loan totaling $5,000,000 from two financial institutions. The term loan is subordinated to all other outstanding debt and bears interest at the U.S. treasury note rate plus 7.5% per annum (13.2% at December 31, 1999). Impresse is obligated to make monthly payments of interest only through January 2000. Beginning in February 2000, Impresse will make 30 equal monthly principal and interest payments through July 2002. The term loan agreement contains restrictive covenants, including a limitation on incurring additional indebtedness and paying dividends. Impresse has pledged substantially all of its tangible assets as collateral for this subordinated term loan.

    Also, in June 1999, Impresse obtained an equipment loan totaling $1,000,000 from the same two financial institutions. This equipment loan bears interest at the U.S. treasury note rate plus 2.5% per annum (8.4% at December 31, 1999) and is due and payable in 36 equal monthly principal and interest payments through July 2002.

    In connection with the subordinated term loan and equipment loan, Impresse issued fully vested and non-forfeitable warrants to purchase 171,428 shares of Series B preferred stock at $3.15 per share. These warrants expire on June 2009. See Notes 4 and 7 for further information on these securities.

                              IMPRESSE CORPORATION

7.  STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    A summary of convertible preferred stock is as follows:

                                         AUTHORIZED AND   ISSUED AND    LIQUIDATION
                                           DESIGNATED     OUTSTANDING   PREFERENCE
                                         --------------   -----------   -----------
Series A...............................     8,580,000      8,530,000    $ 4,265,000
Series B...............................     4,000,000      3,507,928     11,049,973
Series C...............................     4,600,485      4,209,432     52,154,862
                                           ----------     ----------    -----------
Total..................................    17,180,485     16,247,360    $67,469,835
                                           ==========     ==========    ===========

Each share of Series A, B and C preferred stock is convertible into common stock on a one-for-one basis, subject to appropriate adjustment for common stock splits, stock dividends and similar transactions. Conversion is automatic upon the closing of an initial public offering of common stock in which the aggregate gross proceeds to Impresse are at least $25,000,000 with a minimum offering price of at least 1.3 times the Series C price per share.

    Each holder of Series A, B and C preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock is convertible.

    Each holder of preferred stock is entitled to receive, when and as declared by the board of directors, noncumulative dividends at the annual rate of $.05 per share for Series A, $.315 per share for Series B and $1.239 per share for Series C preferred stock payable in preference and priority to any payment of any dividend on common stock.

    In the event of liquidation, in addition to the amounts set forth in the table above, the holders of preferred stock are entitled to all declared but unpaid dividends for each outstanding share of Series A, B and C preferred stock. Any remaining assets will be distributed with equal priority on a pro rata basis among the holders of Impresse's Series B preferred and common stock provided that once each holder of Series B preferred stock has received an aggregate of $6.30 per share, the holder will not be entitled to any further distribution. Any remaining assets will be distributed on a pro rata basis among the holders of the common stock.

    As described in Notes 4, 5 and 6, Impresse has issued warrants to purchase convertible preferred stock in connection with obtaining equipment and term loans and a facility operating lease. In addition, in June 1998, Impresse issued a warrant to purchase 50,000 shares of Series A convertible preferred stock at an exercise price of $.50 per share in connection with an equipment capital lease financing. This warrant expires on June 30, 2004. The fair value of the warrant at the date of issuance was insignificant and, accordingly, no value was recorded. At December 31, 1999, warrants to purchase 50,000 shares of Series A convertible preferred stock at $.50 per share, 171,428 shares of Series B convertible preferred stock at $3.15 per share and 22,000 shares of Series C convertible preferred stock at $12.39 per share were outstanding and exercisable.

                              IMPRESSE CORPORATION

7.  STOCKHOLDERS' EQUITY (CONTINUED)

    COMMON STOCK

    In 1997, 3,760,000 shares of common stock, net of repurchases, were issued to Impresse's founders and employees at $.01 per share in exchange for services rendered. The outstanding shares are subject to certain transfer restrictions. These shares are also subject to repurchase at the issuance price upon the occurrence of certain events, including termination of employment. Impresse's right of repurchase expires ratably over four years. At December 31, 1999, 1,642,963 shares were subject to repurchase.

    As described in Notes 4 and 5, Impresse issued a warrant to purchase common stock in connection with a strategic co-marketing agreement. At December 31, 1999 the warrant to purchase 240,000 shares of common stock at $.50 per share was outstanding and exercisable.

    At December 31, 1999, an aggregate of 18,531,150 shares of common stock were reserved for issuance upon the exercise of the warrants, conversion of preferred stock, exercise of outstanding stock options and future issuance of stock options.

8.  EMPLOYEE STOCK PLANS

    1997 STOCK OPTION PLAN

    During 1997, Impresse adopted the 1997 Stock Option Plan (the Plan). Under the Plan, up to 6,867,537 shares of Impresse's common stock may be granted as options or sold to eligible participants. Under the Plan, options to purchase common stock may be granted at no less than 85% of the fair value on the date of the grant (110% of fair value in certain instances), as determined by the board of directors. Options generally vest over a four-year period and have a maximum term of ten years. Options under the Plan are exercisable immediately, subject to repurchase rights held by Impresse, which lapse over the vesting period. As of December 31, 1999, 31,837 shares were available for future grant under the Plan.

    The following table summarizes information with respect to stock option activity.

                                                       PERIOD FROM OCTOBER 7,
                                                      1997 (INCEPTION) THROUGH         YEAR ENDED
                                                          DECEMBER 31, 1998         DECEMBER 31, 1999
                                                      -------------------------   ---------------------
                                                                      WEIGHTED                 WEIGHTED
                                                                      AVERAGE                  AVERAGE
                                                       NUMBER OF      EXERCISE    NUMBER OF    EXERCISE
                                                         SHARES        PRICE        SHARES      PRICE
                                                      ------------   ----------   ----------   --------
Balance, beginning of year..........................           --      $--             1,000    $ .05
Options granted.....................................    3,894,700        .05       3,517,500      .81
Options exercised...................................   (3,786,700)       .05      (1,683,475)     .51
Options canceled....................................     (107,000)       .05         (66,500)     .49
                                                       ----------                 ----------
Balance, end of year................................        1,000      $ .05       1,768,525    $1.11
                                                       ==========                 ==========

    As of December 31, 1999, 3,709,817 exercised shares were not vested and are therefore subject to repurchase.

                              IMPRESSE CORPORATION

8.  EMPLOYEE STOCK PLANS (CONTINUED)

    The following table summarizes information regarding options outstanding and exercisable at December 31, 1999.

                       OPTIONS OUTSTANDING AND EXERCISABLE
                 -----------------------------------------------
                                                WEIGHTED AVERAGE
                 NUMBER OF   WEIGHTED AVERAGE      REMAINING
EXERCISE PRICE    SHARES      EXERCISE PRICE    CONTRACTUAL LIFE
--------------   ---------   ----------------   ----------------
 .05.$.....           1,000        $ .05         8.47 years
 .35......           13,750          .35         9.07
 .45......           20,125          .45         9.19
 .50......        1,014,650          .50         9.65
2.00.....          719,000         2.00         9.99
                 ---------
                 1,768,525        $1.11          9.78 years
                 =========

    The fair value of each option was estimated at the date of grant using the minimum value method and the following weighted average assumptions:

                                                              PERIOD FROM
                                                               OCTOBER 7,
                                                                  1997
                                                              (INCEPTION)        YEAR
                                                                THROUGH         ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
Weighted average risk-free interest rate....................    5.33%           5.71%
Expected life...............................................  3.5 years       3.5 years
Expected dividend yield.....................................     --%             --%

    Weighted-average fair value of options granted during 1998 and 1999 was $.01 and $.15, respectively.

    Had compensation cost been determined in accordance with SFAS No. 123, net loss and net loss per share would have been changed to the amounts indicated below:

                                                              PERIOD FROM
                                                               OCTOBER 7,
                                                                  1997
                                                              (INCEPTION)
                                                                THROUGH       YEAR ENDED
                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1998           1999
                                                              ------------   ------------
Net loss:
  As reported...............................................  $(4,369,530)   $(19,800,274)
  Pro forma.................................................  $(4,373,728)   $(19,833,978)
Basic and diluted net loss per share:
  As reported...............................................  $     (3.35)   $      (7.36)
  Pro forma.................................................  $     (3.35)   $      (7.37)

    DEFERRED STOCK COMPENSATION

    In connection with certain stock option grants in the year ended
December 31, 1999 Impresse recorded deferred stock compensation of $16,366,952. This amount represents the difference between the

                              IMPRESSE CORPORATION

8.  EMPLOYEE STOCK PLANS (CONTINUED)

exercise price and the deemed fair value of Impresse's common stock on the date the stock options were granted. Deferred stock compensation is being amortized using the graded vesting method, in accordance with FASB Interpretation No. 28, over the vesting period of each respective option, generally four years.

    NOTES RECEIVABLE FROM STOCKHOLDERS

    As of December 31, 1999, Impresse held full recourse notes receivable from stockholders for the purchase of common stock upon exercise of stock options. Interest accrues on the notes at the rate of 8% per annum. The entire principal balances, together with all accrued interest, become due and payable at various dates between April 2003 and December 2004.

    401(k) PLAN

    Impresse has a 401(k) Plan that allows all full-time employees to elect to contribute up to 15% of their salary, subject to some limitations, on a pretax basis. Under the terms of the 401(k) Plan, Impresse may make matching contributions at its discretion. No matching contributions were made in 1998 or 1999.

9.  INCOME TAXES

    As of December 31, 1999, Impresse had net operating loss carryforwards for both federal and state purposes of approximately $20,000,000. Impresse also had research and development tax credit carryforwards of approximately $300,000 each, for both federal and state purposes. The net operating loss carryforwards and tax credit carryforwards will expire at various dates beginning in 2005 through 2019, if not utilized. The net operating loss carryforwards differ from the accumulated deficit primarily as a result of certain reserves and accruals not currently deductible for tax purposes.

    Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Impresse's deferred tax assets were as follows:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1999
                                                              -----------   ------------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 1,700,000   $  9,100,000
  Research credit carryforwards.............................      150,000        500,000
  Non-deductible amortization...............................           --      1,100,000
                                                              -----------   ------------
    Total deferred tax assets...............................    1,850,000     10,700,000
Valuation allowance.........................................   (1,850,000)   (10,700,000)
                                                              -----------   ------------
Net deferred tax assets.....................................  $        --   $         --
                                                              ===========   ============

    Under SFAS No. 109, "Accounting for Income Taxes," deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to

                              IMPRESSE CORPORATION

9.  INCOME TAXES (CONTINUED)

reverse. Based upon the weight of available evidence, which includes Impresse's historical operating performance, the reported net losses for the period from October 7, 1997 (inception) through December 31, 1998 and for the year ended December 31, 1999, and the uncertainties regarding Impresse's future results of operations, a full valuation allowance has been provided against its net deferred tax assets. It is more likely than not that the deferred tax assets will not be realized. The valuation allowance increased by $1,850,000 during the period from October 7, 1997 (inception) through December 31, 1998.

10.  SEGMENT INFORMATION

    Impresse has organized its business in a single operating segment, the sale of business-to-business e-commerce solutions to the commercial printing market.

    Impresse operates solely within the United States and to date has derived all of its revenue from within the United States. All of its assets are also located within the United States.

    In 1999, two customers accounted for 76% and 22% of total revenue.

11.  SUBSEQUENT EVENTS (UNAUDITED)

    UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

    In January 2000, Impresse's board of directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with the proposed initial public offering (IPO). If the IPO is consummated under the terms presently anticipated, all of the currently outstanding shares of convertible preferred stock will be converted into shares of common stock upon the closing of the IPO. The effect of this conversion has been reflected in unaudited pro forma stockholders' equity in the accompanying balance sheet as of December 31, 1999.

    REINCORPORATION IN DELAWARE

    Prior to the completion of this offering, the Board of Directors will approve the reincorporation of Impresse in the State of Delaware. The reincorporation is expected to be approved by the stockholders prior to the closing date of Impresse's initial public offering.

    AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    Prior to the completion of this offering, Impresse will amend and restate its Certificate of Incorporation to provide for authorized capital stock of 150,000,000 shares of common stock and 5,000,000 shares of undesignated preferred stock.

    STOCK PLANS

    In January 2000, the Board of Directors approved an increase in the number of shares reserved for issuance under the 1997 Stock Plan by 4,132,463 shares. In addition the Board approved an automatic increase in the number of shares reserved under the Plan on the first day of each fiscal year beginning in 2001 and ending in 2007 equal to the lesser of 2,500,000 shares or 6% of Impress's outstanding common stock on the last day of the preceding fiscal year or a lesser number of shares determined by the Board of Directors.

                              IMPRESSE CORPORATION

11.  SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

    In January 2000, the Board of Directors approved the 2000 Directors' Stock Plan (the Directors' Plan). A total of 300,000 shares of common stock have been reserved for issuance under the Directors' Plan. The Directors' Plan provides for the grant of nonstatutory options to Impresse's non-employee directors. The Directors' Plan provides that each person who becomes a nonemployee director of Impresse after the effective date of the registration statement will be granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which the optionee first became a nonemployee director of Impresse. Thereafter, on the date of Impresse's Annual Stockholders Meeting each year, each non-employee director will be granted an additional option to purchases 15,000 shares of common stock if, on that date, he or she had served on Impresse's Board of Directors for at least six months.

    In January 2000, the Board of Directors approved the 2000 Employee Stock Purchase Plan (the Purchase Plan). A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan, as well as an automatic annual increase on the first day of each of Impresse's fiscal years beginning in 2001 and ending in 2010 equal to the lesser of 500,000 shares or 2% of Impresse's outstanding common stock on the last day of the immediately preceding fiscal year or a lesser number of shares determined by the Board. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, will be implemented in a series of overlapping offering periods of approximately 24 months duration, with new offering periods, other than the first offering period, commencing on May 1 and November 1 of each year. Each offering period will generally consist of four consecutive purchase periods of six months duration, at the end of which an automatic purchase will be made by the participant. The initial offering and purchase periods are expected to begin on the effective date of Impresse's initial public offering. Eligible employees will be able to purchase common stock through payroll deductions, which may not exceed 20% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of Impresse's common stock at the beginning of each offering period or the end of each purchase period. Under the plan employees are not allowed to purchase more than $25,000 of stock in each calendar year and no employee may purchase more than 2,000 shares in any one purchase period.

    All of the above Board actions are expected to be approved by the stockholders prior to the completion of Impresse's initial public offering.

    STOCK OPTION GRANTS

    Subsequent to December 31, 1999, Impresse approved grants to employees for options to purchase 156,250 shares of common stock at $5 per share. Impresse estimates that it will record additional deferred stock compensation of approximately $1.1 million with regard to these grants.

    SERIES C CONVERTIBLE PREFERRED STOCK

    In January 2000, Impresse executed a second closing of its Series C convertible preferred stock financing. Impresse raised approximately $2,400,000 by issuing 189,668 shares in connection with this closing. The rights, preferences and privileges of the holders of this stock are similar to those of the holders of Series C convertible preferred stock issued in 1999.

    EQUIPMENT LEASE FINANCING

    In January 2000, Impresse obtained a subordinated loan totaling $7,000,000 from a financial institution. This loan is subordinated to all other outstanding debt and bears interest at 13.5%. Impresse is obligated to make monthly payments of principal and interest through January 2003. This loan agreement

                              IMPRESSE CORPORATION

11.  SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

contains restrictive covenants including a limitation on incurring additional indebtedness and paying dividends.

    Also in January 2000, Impresse obtained an equipment lease line of credit totaling $3,000,000 from the same financial institution with a lease term of 36 months.

    This financial institution purchased 242,131 shares of Series C convertible preferred stock at $12.39 per share during the previous round of Series C convertible preferred stock financing in November 1999. Also, in connection with the loan and equipment lease, Impresse issued fully vested and nonforfeitable warrants to purchase 80,308 shares of Series C convertible preferred stock at $12.39 per share. These warrants expire in January 2010. The value of the warrants of $823,157 determined using the Black-Scholes model and the following assumptions: volatility of 75%, interest rate of 6%, dividend yield of 0% and a life of ten years will be amortized to interest expense over the 36 month term of the loan and equipment lease.

                                [IMPRESSE LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Impresse Corporation in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................  $   17,160
NASD filing fee.............................................       7,000
Nasdaq National Market listing fee..........................       1,000
Printing and engraving expenses.............................     300,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     250,000
Blue Sky qualification fees and expenses....................       5,000
Transfer Agent and Registrar fees...........................      15,000
Miscellaneous fees and expenses.............................      14,840
                                                              ----------
    Total...................................................  $1,010,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article Four of Impresse's Certificate of Incorporation (Exhibit 3.2 hereto) and Article V of Impresse's Bylaws
(Exhibit 3.4 hereto) provide for indemnification of Impresse's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, prior to the closing of the offering, Impresse will enter into Indemnification Agreements (Exhibit 10.3 hereto) with its officers and directors. The Underwriting Agreement (Exhibit 1.1 hereto) also provides for cross-indemnification among Impresse, and the underwriters with respect to certain matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since inception in October 1997, Impresse has issued and sold the following unregistered securities:

    1. Since inception Impresse has issued 6,835,700 options net of repurchases and cancellations to purchase common stock of Impresse with a weighted average exercise price of $.44 per share to a number of employees and directors of and consultants to Impresse.

    2. In October and December 1997, Impresse issued and sold 3,760,000 shares of its common stock, net of repurchases, to its founders and employees.

    3. In December 1997, April 1998 and August 1998, Impresse issued and sold 8,530,000 shares of its Series A preferred stock to investors for a total cash consideration of $4,265,480. In December 1998, February 1999 and May 1999, Impresse issued and sold 3,507,928 shares of its Series B preferred stock to investors for a total cash consideration of $11,049,973. In November 1999 and January 2000, Impresse issued and sold 4,399,100 shares of its Series C preferred stock for a total cash consideration of $54,504,849.

    4. In June 1998, Impresse issued a warrant to purchase 50,000 shares of its Series A preferred stock with an exercise price of $.50 per share to Lighthouse Capital Partners in connection with the attainment of an equipment lease line. In June 1999, Impresse issued warrants to purchase 171,428 shares of its Series B preferred stock with an exercise price of $3.15 per share to entities affiliated with Meier Mitchell in connection with the attainment of a credit facility. In November 1999, Impresse issued a warrant to purchase 240,000 shares of common stock at an exercise price of $.50 per share to Adobe Ventures III in connection with a co-branding agreement with Adobe Systems Incorporated in November 1999. In December 1999, Impresse, in connection with the execution of a lease, issued a warrant to De Anza Properties to purchase 22,000 shares of Impresse's Series C preferred stock at a price of $12.39 per share.

    The issuances of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of such Securities Act as transactions by an issuer not involving any public offering. In addition, certain issuances described in Item 2 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with Impresse, to information about Impresse.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

NUMBER                                          DESCRIPTION
------                                          -----------
              1.1*      Form of Underwriting Agreement (subject to negotiation).
              3.1*      Certificate of Incorporation of Impresse.
              3.2       First Amended and Restated Certificate of Incorporation of
                        Impresse (proposed).
              3.3*      Bylaws of Impresse.
              3.4       Amended and Restated Bylaws of Impresse (proposed).
              4.1*      Specimen Stock Certificate.
              5.1       Opinion of Venture Law Group regarding the legality of the common stock being registered.
             10.1*+     Alliance Agreement dated November 15, 1999 between Impresse and Adobe Systems Incorporated.
             10.2*+     Strategic Supply, Services and Promotion Agreement dated
                        August 29, 1999 between Impresse and Hewlett-Packard
                        Company.
             10.3       Form of Indemnification Agreement between Impresse and each of its Officers and Directors.
             10.4       1997 Stock Option Plan (as amended).
             10.5       2000 Employee Stock Purchase Plan.
             10.6       2000 Directors' Stock Option Plan.
             10.7*      Standard Office Lease dated May 15, 1998 and amendments.
             10.8       Offer Letter dated June 24, 1999 with Sanjai Bijawat.
             10.9       Offer Letter dated January 29, 1999 with Scott Yetter.
             23.1       Consent of Ernst & Young LLP, Independent Auditors.
             23.2       Consent of Counsel (see Exhibit 5.1).
             24.1       Power of Attorney (see page II-4).
             27.1       Financial Data Schedule (EDGAR-filed version only).

------------------------

*   To be supplied by amendment.

+   Confidential treatment requested as to certain portions of this Exhibit.

    (b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California on February 1, 2000.

                                          IMPRESSE CORPORATION

                                          By:         /s/ NIMISH MEHTA
                                          --------------------------------------

                                                        Nimish Mehta
                                             PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                       AND DIRECTOR

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Nimish Mehta and Sanjai Bijawat, and each of them, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act, as amended, in connection with or related to the offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                                    TITLE                              DATE
              ---------                                    -----                              ----
          /s/ NIMISH MEHTA
    ----------------------------       President, Chief Executive Officer and           February 1, 2000
            Nimish Mehta                 Director (Principal Executive Officer)

         /s/ SANJAI BIJAWAT
    ----------------------------       Chief Financial Officer (Principal               February 1, 2000
           Sanjai Bijawat                Financial and Accounting Officer)

           /s/ SIVA KUMAR
    ----------------------------       Vice President, Marketing and Chairman           February 1, 2000
             Siva Kumar                  of the Board

         /s/ ERIC ARCHAMBEAU
    ----------------------------       Director                                         February 1, 2000
           Eric Archambeau

         /s/ BRUCE DUNLEVIE
    ----------------------------       Director                                         February 1, 2000
           Bruce Dunlevie

        /s/ STEVEN J. GILBERT
    ----------------------------       Director                                         February 1, 2000
          Steven J. Gilbert

            /s/ PAUL LEVY
    ----------------------------       Director                                         February 1, 2000
              Paul Levy

        /s/ RUSSELL SIEGELMAN
    ----------------------------       Director                                         February 1, 2000
          Russell Siegelman

                                 EXHIBIT INDEX

NUMBER                                          DESCRIPTION
------                                          -----------
              1.1*      Form of Underwriting Agreement (subject to negotiation).
              3.1*      Certificate of Incorporation of Impresse.
              3.2       First Amended and Restated Certificate of Incorporation of
                        Impresse (proposed).
              3.3*      Bylaws of Impresse.
              3.4       Amended and Restated Bylaws of Impresse (proposed).
              4.1*      Specimen Stock Certificate.
              5.1       Opinion of Venture Law Group regarding the legality of the common stock being registered.
             10.1*+     Alliance Agreement dated November 15, 1999 between Impresse and Adobe Systems Incorporated.
             10.2*+     Strategic Supply, Services and Promotion Agreement dated
                        August 29, 1999 between Impresse and Hewlett-Packard
                        Company.
             10.3       Form of Indemnification Agreement between Impresse and each of its Officers and Directors.
             10.4       1997 Stock Option Plan (as amended).
             10.5       2000 Employee Stock Purchase Plan.
             10.6       2000 Directors' Stock Option Plan.
             10.7*      Standard Office Lease dated May 15, 1998 and amendments.
             10.8       Offer Letter dated June 24, 1999 with Sanjai Bijawat.
             10.9       Offer Letter dated January 29, 1999 with Scott Yetter.
             23.1       Consent of Ernst & Young LLP, Independent Auditors.
             23.2       Consent of Counsel (see Exhibit 5.1).
             24.1       Power of Attorney (see page II-4).
             27.1       Financial Data Schedule (EDGAR-filed version only).

------------------------

*   To be supplied by amendment.

+   Confidential treatment requested as to certain portions of this Exhibit.